UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Zumiez Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4001 204th Street SW

Lynnwood, Washington 98036

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 2, 2021

Dear Shareholder:

You are cordially invited to attend the 2021 annual meeting of shareholders of Zumiez Inc., a Washington corporation.  Zumiez Inc. and its wholly-owned subsidiaries is also referred to as “Zumiez,” “we,” “our,” “us,” “its” and the “Company.” The meeting will be held on Wednesday, June 2, 2021 at 8:00 a.m. (Pacific Time) at our headquarters located at 4001 204th Street SW, Lynnwood, Washington 98036 for the following purposes:

1.	To elect three directors to hold office until our 2024 annual meeting of shareholders;
2.	To consider and act upon a proposal to ratify the selection of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2022 (“fiscal 2021”); and
3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Our board of directors recommends a vote “For” Items 1 and 2. The record date for the annual meeting is March 24, 2021. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Under the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to shareholders over the Internet, we have elected to deliver our proxy materials to the majority of our shareholders over the Internet. The delivery process will allow us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about April 23, 2021, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our fiscal year ending January 30, 2021 (“fiscal 2020”) Proxy Statement and 2020 Annual Report to Shareholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

YOUR VOTE IS IMPORTANT!

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote online, by telephone, or if you received a paper copy of the voting card, submit your proxy by signing, dating and returning the accompanying proxy card in the enclosed prepaid return envelope. If you decide to attend the annual meeting and you are a shareholder of record, you will be able to vote in person even if you have previously submitted your proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 2, 2021: The Notice of Annual Meeting of Shareholders, Proxy Statement and the Annual Report to Shareholders are available on the internet at http://ir.zumiez.com./phoenix.zhtml?c=188692&p=irol-reports.

By Order of the Board of Directors
Chris K. Visser
Chief Legal Officer and Secretary

Lynnwood, Washington

April 23, 2021

4001 204th Street SW

Lynnwood, Washington 98036

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 2, 2021

Questions And Answers

Why am I receiving these proxy materials?

We are making available to you this proxy statement and the accompanying proxy card because the board of directors of Zumiez Inc. (“Zumiez,” “we,” “us,” “its” and the “Company”) is soliciting your proxy to vote at our 2021 annual meeting of shareholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. Should you choose to attend, you must be ready to present proof of your ownership of Zumiez stock as of the record date, March 24, 2021, to attend the meeting. However, you do not need to attend the meeting to vote your shares.  For more information on voting, see information below under the section heading “How do I vote?”

We intend to mail or otherwise make available this proxy statement and the accompanying proxy card on or about April 23, 2021 to all shareholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only shareholders of record at the close of business on March 24, 2021, the record date for the annual meeting, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 25,748,543 shares of common stock outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If, at the close of business on the record date, your shares were registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you vote your proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, at the close of business on the record date, your shares were not held in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. Should you choose to attend, you must be ready to present proof of your ownership of Zumiez stock as of the record date, March 24, 2021, in order to attend the meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid legal proxy issued in your name from your broker, bank or other agent. For more information about a legal proxy, see the information, below, under the section heading “How do I vote? – Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent.”

What am I voting on?

You are being asked to vote on the following matters:

•	Election of three directors (Proposal 1); and
•	To consider and act upon a proposal to ratify the selection of Moss Adams LLP as our independent registered public accounting firm for fiscal 2021 (Proposal 2).

When you vote your proxy, you appoint Chris K. Visser and Richard M. Brooks as your representatives at the meeting. When we refer to the “named proxies,” we are referring to Mr. Visser and Mr. Brooks. This way, your shares will be voted even if you cannot attend the meeting.

How do I vote?

For Proposals 1 and 2, you may vote “For,” “Against” or “Abstain” from voting (for the election of directors, you may do this for any director nominee that you specify).  The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the annual meeting, via the internet, by telephone or by proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive. Please be prepared to present proof of your ownership of Zumiez stock as of March 24, 2021.
•

To vote via the internet—You may vote online at www.proxyvote.com. Voting on the internet has the same effect as voting by mail or by telephone. If you vote via the internet, do not return your proxy card and do not vote by telephone. Internet voting will be available until 11:59 p.m. Eastern time, June 1, 2021.

•

To vote by telephone—You may vote by telephone by calling 1-800-690-6903 and following the automated voicemail instructions. Voting by telephone has the same effect as voting by mail or via the internet. If you vote by telephone, do not return your proxy card and do not vote via the internet. Telephone voting will be available until 11:59 p.m. Eastern time, June 1, 2021.

•

To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy or voting instruction form with these proxy materials from that organization rather than from us. You can vote by using the proxy or voting information form provided by your broker, bank or other agent or, if made available, vote by telephone or via the internet. To vote in person at the annual meeting, you must obtain a legal proxy from your broker, bank or other agent. Under a legal proxy, the bank, broker, or other agent confers all of its rights as a record holder (which may in turn have been passed on to it by the ultimate record holder) to grant proxies or to vote at the meeting. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a legal proxy. Please allow sufficient time to receive a legal proxy through the mail after your broker, bank or other agent receives your request.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Zumiez common stock you own as of the close of business on March 24, 2021, the record date for the annual meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted in the following manner:

•	“For” the election of all nominees for director (Proposal 1); and
•	“For” the ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for fiscal 2021 (Proposal 2).

If any other matter is properly presented at the meeting, one of the named proxies on your proxy card as your proxy will vote your shares using his discretion.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We have retained Advantage Proxy to act as a proxy solicitor in conjunction with the annual meeting. We have agreed to pay Advantage Proxy approximately $4,750 for proxy solicitation services.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name and/or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted. Alternatively, if you vote by telephone or via the internet, you will need to vote once for each proxy card and voting instruction card you receive.

Can I change my vote after voting my proxy?

Yes. You can revoke your proxy at any time before the applicable vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.
•	You may send a written notice that you are revoking your proxy to our Chief Legal Officer and Secretary, Chris K. Visser, at 4001 204th Street SW, Lynnwood, Washington 98036.
•

You may attend the annual meeting and vote in person (if you hold your shares beneficially through a broker, bank or other agent you must bring a legal proxy from the record holder in order to vote at the meeting).

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares as of the close of business on the record date are represented by shareholders present at the meeting or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Generally, abstentions and broker non-votes (discussed below in “How are votes counted?”) will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date. Your vote is extremely important, so please vote.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For,” “Against” and “Abstain” and broker non-votes (described below, if applicable) for Proposals 1 and 2.  Abstentions and broker non-votes will not be counted as votes cast for any proposal.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a voting instruction form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares.  If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to discretionary items, but not with respect to non-discretionary items. Under the rules of the New York Stock Exchange, the election of directors (Proposal 1) are considered non-discretionary items while the ratification of the selection of Moss Adams LLP as our independent registered public accounting firm (Proposal 2) is considered a discretionary item. Accordingly, if your broker holds your shares in its name, the broker is not permitted to vote your shares on Proposal 1, but is permitted to vote your shares on Proposal 2 even if it does not receive voting instructions from you because Proposal 2 is considered discretionary.  When a broker votes a client’s shares on some but not all of the proposals at the annual meeting, the missing votes are referred to as broker non-votes. Broker non-votes will be included in determining the presence of a quorum at the annual meeting but are not considered present or a vote cast for purposes of voting on the non-discretionary items. Please vote your proxy so your vote can be counted.

How many votes are needed to approve each proposal?

Under Washington corporation law, our Articles of Incorporation and our bylaws, if a quorum exists, the approval of any corporate action taken at a shareholder meeting is based on votes cast. “Votes cast” means votes actually cast “For” or “Against” Proposals 1 and 2, whether by proxy or in person. Abstentions and broker non-votes (discussed previously) are not considered “votes cast.” Each outstanding share entitled to vote with respect to the subject matter of an issue submitted to a meeting of the shareholders shall be entitled to one vote per share.

Proposal 1.  As described in more detail below under “Election of Directors,” we have adopted majority voting procedures for the election of directors in uncontested elections. As this is an uncontested election, the director nominees will be elected if the votes cast “For” a nominee’s election exceed the votes cast “Against” the director nominee. There is no cumulative voting for the election of directors.

Proposal 2. For the ratification of the selection of our independent registered public accounting firm for fiscal 2021, if the number of “For” votes exceeds the number of “Against” votes, then Proposal 2 will be ratified.

If you abstain from voting on any of the proposals, or if a broker or bank indicates it does not have discretionary authority to vote on any particular proposal, the shares will be counted for the purpose of determining if a quorum is present, but will not be included in the vote totals as a vote cast with respect to the proposal in question. Furthermore, any abstention or broker non-vote (a broker non-vote is explained previously in “How are votes counted”) will have no effect on the proposals to be considered at the meeting since these actions do not represent votes cast by shareholders.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published on Form 8-K with the Securities and Exchange Commission (“SEC”) within four business days after the annual meeting.

Director Qualifications

The board of directors believes that it is necessary for each of the Company’s directors to possess many qualities and skills and the composition of our board of directors has been designed to allow for expertise in differing skill sets. The governance and nominating committee is responsible for assisting the board in matters of board organization and composition and in establishing criteria for board membership. A detailed discussion of these criteria and how they are utilized is set forth below under “Membership Criteria for Board Members.” Also, the procedures for nominating directors are set forth below under “Director Nomination Procedures.”

Information as of the date of this proxy statement about each nominee for election this year and each other current director is included below under “Election of Directors.” The information presented includes information each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition, information is also presented below regarding each nominee’s and current director’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he or she should serve as a director.  We also believe that all of our director nominees and current directors have a reputation for integrity, honesty and adherence to high ethical standards.

Information about the number of shares of common stock beneficially owned by each director appears under the heading “Security Ownership of Certain Beneficial Owners and Management.” There are no family relationships among any of the directors and executive officers of the Company.

Board Leadership

We separate the roles of Chief Executive Officer (“CEO”) and Chairman of the Board (“Chairman”) in recognition of the differences between the two roles. Our CEO, Richard M. Brooks, is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while our Chairman, Thomas D. Campion, provides guidance to the CEO and sets the agenda for board meetings and presides over meetings of the full board of directors.  Because Mr. Campion is an employee of the Company and is therefore not “independent,” our board has appointed Travis D. Smith, as the Company’s lead independent director. The lead independent director has responsibility to:

•	call, lead and preside over meetings of the independent directors, which meet in private executive sessions at each board meeting;
•	call special meetings of the board of directors on an as-needed basis;
•	set the agenda for executive sessions of meetings of the independent directors;
•	facilitate discussions among the independent directors on key risks and issues and concerns outside of board meetings;
•	brief the Chairman and CEO on issues that arise in executive session meetings;
•	serve as a non-exclusive conduit to the Chairman and CEO of views, concerns and issues of the independent directors; and
•	collaborate with the Chairman and CEO on setting the agenda for board meetings.

Membership Criteria for Board Members

The governance and nominating committee of the board is responsible for establishing criteria for board membership. This criteria includes, but is not limited to, personal and professional ethics, training, commitment to fulfill the duties of the board of directors, commitment to understanding the Company’s business, commitment to engage in activities in the best interest of the Company, independence, industry knowledge and contacts, financial and accounting expertise, leadership qualities, public company board of director and committee experience and other relevant experience and qualifications. These criteria are referenced in the Company’s Corporate Governance Guidelines and in Exhibit A to the governance and nominating committee’s charter, both available at http://ir.zumiez.com under the “Governance” section.  The board also has the ability to review and add other criteria, from time to time, that it deems relevant. Specific weights are not assigned to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

The criteria referenced above are used as guidelines to help evaluate the experience, qualifications, skills and diversity of current and potential board members. With respect to diversity, we broadly construe it to mean diversity of race, gender, age, geographic orientation and ethnicity, as well as diversity of opinions, perspectives, and professional and personal experiences. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. The board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Risk Oversight

The board takes an active role, as a whole and also at the committee level, in helping the Company evaluate and plan for the material risks it faces, including operational, financial, legal, regulatory, strategic and reputational risks. The Company utilizes a risk management and oversight framework built upon eight key practices identified by the National Association of Corporate Directors (the “NACD”) for effective board oversight of risk, as follows:

•`	clarify the roles of the Board, Committees, and Management,
•	understand the Company’s risk profile,
•	define the Company’s risk appetite,
•	integrate strategy, risk, and performance discussions,
•	ensure transparent and dynamic risk reporting,
•	reinforce clear accountability for risk,
•	verify that the mitigation reduces risk exposure, and
•	assess risk culture.

The Company also believes that the ownership and the management of risk is best thought about through the Company’s cultural lens of empowerment and the related corollary principle of accountability.  In this way, a person who is primarily responsible for the execution of a task or function is also the person who is primarily responsible or accountable for all related aspects of that task or function, including the management of risk associated thereof.  In other words, management of risk is integrated into the Company’s business decision making process.  In addition, during the December board of directors meeting, the board and management discuss, evaluate and assess risk in connection with the Company’s five-year planning process.  In connection with this review, the key strategic and operational risks of the Company are reviewed and discussed.  These key strategic and operational risks are grouped by (1) the type of risk (external or internal in nature) and (2) the Company’s ability to control and respond to the risk.  The relative importance or priority of the risks are discussed as well as whether any corresponding risk mitigation measures have been identified and implemented.

For topics inherent to a particular board committee or otherwise set forth in a committee charter, that particular committee has primary responsibility for the topic with the full board having secondary accountability.  For example, the audit committee discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies and its oversight of cybersecurity risk. The compensation committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The governance and nominating committee manages risks associated with corporate governance, including risks associated with the independence of the board and reviews risks associated with potential conflicts of interest affecting directors and executive officers of the Company. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Furthermore, at least annually, the board conducts an independent session where they outline the risks that they believe exist for the Company and the broader retail industry and compares these with the strategic and operational risks outlined by management in connection with the five-year planning process discussed above. Additionally, the board exercises its risk oversight function in approving the annual budget and quarterly re-forecasts and in reviewing the Company’s long-range strategic and financial plans with management.  The board’s role in risk oversight has not had any effect on the board’s leadership structure.

Director Compensation

The goal of our director compensation is to help attract, retain and reward our non-employee directors and align their interests with those of the shareholders. Our desired goal for total director compensation (cash and equity) is to be at the 50th percentile of comparable companies based on our compensation consultant’s competitive survey results.

The Company pays its non-employee directors an annual fee for their services as members of the board of directors. Each non-employee director receives an annual cash retainer of $55,000 and the lead independent director receives an additional $35,000. The audit committee chairperson receives an additional $25,400 per year, the compensation committee chairperson receives and additional $19,000 per year and the governance & nominating committee chairperson receives an additional $16,500. Directors appointed in an interim period receive pro-rata retainer fees based on the number of meetings they attend between annual shareholder meetings. The committee chairperson and the respective committee members are paid rates commensurate with the duties and responsibilities inherent within the position held.

Additionally, the Company issues restricted stock awards to its non-employee directors. The board believes such awards provide alignment with the interests of our shareholders. Directors appointed in an interim period receive pro-rata restricted stock awards based on the number of meetings they attend between annual shareholder meetings.

The Company reimburses all directors for reasonable expenses incurred to attend meetings of the board of directors. Non-employee directors may elect to have a portion, or all, of their annual retainer be used for the reimbursement of travel expenses in excess of those that the Company considers to be reasonable.

The following table discloses the cash paid and stock awards earned by each of the Company’s non-employee directors during the fiscal year ending January 30, 2021:

	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Name	($)	($)	($)
Matthew L. Hyde (2)	74,000	85,000	159,000
Ernest R. Johnson (3)	80,400	85,000	165,400
Sarah (Sally) G. McCoy	55,000	85,000	140,000
Travis D. Smith	90,000	85,000	175,000
Steve P. Louden	68,750	85,000	153,750
Kalen F. Holmes	71,500	85,000	156,500
Scott A. Bailey	55,000	85,000	140,000
Liliana Gil Valletta	55,000	85,000	140,000
James P. Murphy (4)	27,500	42,500	70,000

(1)

This column represents the aggregate grant-date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures related to service based vesting conditions.   For assumptions used in determining these values, please see Note 2 (listed under Stock-Based Compensation) in the Notes to Consolidated Financial Statements in our fiscal 2020 Form 10-K.

On June 3, 2020, the day of the annual shareholder meeting, the Company awarded 3,069 shares of restricted stock to each of the current directors with a grant-date fair value of $85,000. The stock awards will vest on the earlier of June 2, 2021 or at the end of the directors scheduled term, if applicable.

(2)	Matthew Hyde’s term will end on June 1, 2021 and he will not seek re-election for the term ended in 2024.
(3)

Ernest Johnson notified the Company on February 14, 2021, that he has elected to resign from the Board of Directors of the Company effective as of June 3, 2021. Mr. Johnson’s decision to resign is not the result of any disagreement with the Company or its management.

(4)

James Murphy was appointed to the board of directors on January 22, 2021. Mr. Murphy was awarded 965 shares of restricted stock with a grant-date fair value of $42,500. This stock award will vest on the earlier of June 2, 2021 or at the end of the directors scheduled term, if applicable.

PROPOSAL 1

Election Of Directors

The Company currently has eleven director positions. The directors are divided into three classes so that approximately one-third of the directors are elected each year for three-year terms.  The Company believes that a classified board promotes continuity of experience and an orderly succession of directors, which, in turn, increases the stability of the Company and encourages a long-term corporate perspective.  Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in our bylaws. Four directors are nominees for election this year and each has consented to serve a three-year term ending in 2024. The remaining directors will continue to serve the terms set out below.

The nominees for director in an uncontested election, such as this one, will be elected if the votes cast in favor of a nominee’s election exceed the votes cast opposing such nominee’s election. Abstentions and broker non-votes are not considered “votes cast.” Likewise, a share otherwise present at the meeting as to which a shareholder gives no authority or direction to vote is also not considered a “vote cast.”

In a contested election, the directors shall be elected by a plurality of the votes cast. A “contested election” means an election of directors of the Company in which the number of nominees for any election of directors nominated by (i) the board of directors, or (ii) any shareholder pursuant to Article 1, Section 10 of the Company’s bylaws, or (iii) a combination of nominees by the board of directors and any shareholder pursuant to Article I, Section 10 of the Company’s bylaws, exceed the number of directors to be elected.

A nominee for director in an uncontested election who does not receive the requisite votes for election, but who was a director at the time of the election, shall continue to serve as a director for a term that shall terminate on the date that is the earlier of: (i) ninety (90) days from the date on which the voting results of the election are certified, (ii) the date on which an individual is selected by the board of directors to fill the office held by such director, which selection shall be deemed to constitute the filling of a vacancy by the board of directors, or (iii) the date the director resigns. Except in the foregoing sentence, a director who failed to receive a majority vote for election will not participate in the filling of his or her office. If none of the directors receive a majority vote in an uncontested election, then the incumbent directors (a) will nominate a slate of directors and hold a special meeting for the purpose of electing those nominees as soon as practicable, and (b) may in the interim fill one or more offices with the same director(s) who will continue in office until their successors are elected. If, for any reason, the directors shall not have been elected at any annual meeting, they may be elected at a special meeting of shareholders called for that purpose in the manner provided by the Company’s bylaws.

We invite and recommend all of our directors and the nominees for director to attend our annual meeting of shareholders.

Nominees for Election for Terms Expiring in 2024

Richard M. Brooks, 61, has served as our CEO since June 2000. From August 1993 through June 2000, he served as a Vice President and our Chief Financial Officer. From November 1989 until February 1992, Mr. Brooks was with Interchecks, Inc., a subsidiary of Bowater PLC, as a finance officer. Mr. Brooks was with Deloitte, Haskins & Sells, currently known as Deloitte LLP, from July 1982 to March 1989. Mr. Brooks holds a B.A. in Business from the University of Puget Sound. Mr. Brooks serves on the Board of Directors of Stance, Inc. and is a trustee of the Brooks Foundation, a non-profit organization.

Director Qualifications: Mr. Brooks’ day to day leadership as our CEO provides him with detailed knowledge of our business and operations. Mr. Brooks provides generational leadership, sales, marketing, merchandising and brand building experience and expertise. Mr. Brooks has demonstrated a record of innovation, achievement and leadership.  This experience provides the board with a unique perspective into the operations and vision of Zumiez.  Mr. Brooks’ particular knowledge and experience with Zumiez and its competition helps the Company formulate short and long-term strategies that have helped Zumiez differentiate itself in the specialty niche of lifestyle retailing. As one of the Company’s largest shareholders, Mr. Brooks’ interest is aligned with other Zumiez shareholders’ interests to increase the long-term value of the Company.

Steve P. Louden, age 49, is currently the Chief Financial Officer of Roku, Inc., where he has served in this role since June 2015. From May 2009 to June 2015, Mr. Louden served in various capacities at Expedia, Inc., an Internet travel company, including as its Vice President, Corporate Finance and most recently serving as its Treasurer. Prior to joining Expedia, Mr. Louden has also previously held finance, strategy and planning roles at Washington Mutual, Inc., McKinsey & Company and the Walt Disney Company, and began his career as a financial analyst with Merrill Lynch and Co., Inc. Mr. Louden holds a B.A. in Economics and Mathematics from Claremont McKenna College and an M.B.A. from Harvard Business School.

Director Qualifications: Mr. Louden brings financial expertise to the Company’s board of directors as well as leadership strategic development experience and experience with digital and media streaming businesses.

James P. Murphy, 68, was appointed to our board in January 2021 and currently serves as the EVP, COO of Costco Wholesale’s International Division. Mr. Murphy has been responsible for directing the expansion and operations of Costco’s businesses outside of North America since 2004 and is a member of Costco’s executive committee. Prior to his current position he held a variety of leadership roles including SVP - International, SVP - Europe, SVP - Northeast Region and VP Operations - Northern California. Prior to joining Costco in 1987 he worked for Lucky Stores in a variety of operational roles beginning in 1971. Mr. Murphy has served and continues to serve on a variety of non-profit boards including the University of Portland Board of Regents and the College Success Foundation, where he serves as Vice-Chair. Mr. Murphy earned a M.B.A. from the University of Portland and a B.S. in Business Administration from the University of Southern California.

Director Qualifications: Mr. Murphy’s background as an executive leader with a leading global retailer brings relevant leadership and retail experience to Zumiez.  His deep experience in international retail operations around the globe provides Zumiez with insight into international operations and strategies as Zumiez continues to grow its operations around the world.

The Board Of Directors Recommends A Vote For the Election of Each Nominee Previously Named

Director with Term Expiring in 2021

Matthew L. Hyde, 58, was appointed to our board in December 2005 and was the Chief Executive Officer and President and a member of the Board of Directors at West Marine, Inc. from June 2012 until his retirement in October 2017.  Previously he served as an Executive Vice President of Recreational Equipment Inc. (“REI”), where he had been since 1986, responsible for Marketing, Direct Sales, Real Estate and Retail operations. Mr. Hyde previously led REI's online division, championing its award-winning multi-channel strategy. He currently serves on the board of the YMCA of the USA and is the Executive Chairman of 5.11 Tactical.  Mr. Hyde holds a Bachelor's of Science degree from Oregon State University. Mr. Hyde’s term will end on June 1, 2021 and he will not seek re-election for the term ended in 2024.

Director Qualifications: Mr. Hyde’s background in a retail company, including his online retail and brand marketing experience, is of critical importance to the board. Mr. Hyde also provides critical merchandising and brand building expertise because of his long tenure in specialty retail. Mr. Hyde’s successful expertise in building a retail brick and mortar, direct and multi-channel strategy provides insight and experience as the Company plans its growth in these channels of distribution.

Director Resigning in 2021

Ernest R. Johnson, 70, was appointed to our board of directors in July 2011 and has served as the Chairman of Cutter & Buck Inc. and President and Chief Executive Officer for New Wave USA Inc. since November 2009. From February 2006 to November 2009, he served as Chief Executive Officer of Cutter & Buck. Mr. Johnson was also a Senior Vice President and Chief Financial Officer for Cutter & Buck from November 2002 to February 2006. Prior to joining Cutter & Buck, he worked 29 years in several commercial banks holding various senior accounting and financial positions. Mr. Johnson holds a B.A. in Business Administration—Accounting from Washington State University. On February 14, 2021, Mr. Johnson notified the Company that he has elected to resign from the Board of Directors of the Company effective as of June 3, 2021. Mr. Johnson’s decision to resign is not the result of any disagreement with the Company or its management, but was for personal reasons.

Director Qualifications: Mr. Johnson’s background as a CEO for an apparel company and as a CFO for an apparel company and commercial banks provides relevant leadership and financial expertise to the Company’s board of directors.  Mr. Johnson also has experience in international business and in mergers and acquisitions.

Continuing Directors Whose Terms Expire in 2022

Kalen F. Holmes, 54, was appointed to our board in December 2014.  Ms. Holmes served as an Executive Vice President of Partner Resources (Human Resources) at Starbucks Corporation from November 2009 until her retirement in February 2013. Prior to her employment with Starbucks, Ms. Holmes held a variety of leadership roles with HR responsibility for Microsoft Corporation from September 2003 through November 2009. Prior to joining Microsoft, Ms. Holmes served in a variety of industries, including high-tech, energy, pharmaceuticals and global consumer sales. She serves on the Board of Directors and as Chairperson of the Compensation Committee of Red Robin Gourmet Burgers, Inc. She serves on the Board of Directors of One Medical and is the Chairperson of its Compensation Committee. She also served on the Board of Directors for the YWCA King and Snohomish counties and on the Advisory Board for the Pacific Northwest Ballet. Ms. Holmes holds a Bachelor of Arts in Psychology from the University of Texas and a Master of Arts and a Ph.D. in Industrial/Organization Psychology from the University of Houston.

Director Qualifications: Ms. Holmes’ extensive expertise in human resources and people development adds important and relevant experience to the Company’s board of directors. Her background in a variety of industries, including retail, provides insight and experience in successfully developing and executing long term strategy related to operations and human resources.   In addition, she has experience with large international organizations as they grew in scale to become large multinational corporations and this experience will be beneficial to the Company as it grows in size and scale.

Travis D. Smith, 48, was appointed to our board of directors in August 2012. Mr. Smith has been the Chief Executive Officer of Electronic Auction Services, Inc, a privately held software company, since April 2016. He also serves on their Board of Directors. Prior to his employment with Electronic Auction Services, Inc., he was the CEO and President of Jo-Ann Fabric and Craft stores from August 2011 until August 2014.  Mr. Smith began his career with Jo-Ann in 2006 serving as the Executive Vice President, Merchandising and Marketing. In February 2009, Mr. Smith was named Chief Operating Officer and added the duties of President in February 2010, then Chief Executive Officer in August 2011. Prior to his employment with Jo-Ann, Mr. Smith held merchandising and marketing positions of increasing responsibility with Fred Meyer Stores, a division of the Kroger Company, ultimately serving as Senior Vice President, General Merchandise. Mr. Smith has also served on the Board of Directors of Pendleton Woolen Mills since February of 2016.  Mr. Smith is a graduate of the University of Notre Dame with a Bachelor’s Degree in Business Marketing and Communications.

Director Qualifications: Mr. Smith’s background in retailing and in particular merchandising, marketing and leadership roles adds important and relevant experience to the Company’s board of directors.  Mr. Smith also brings experience in brand building, retail brick and mortar and direct to customer operations.

Scott A. Bailey, 57, was appointed to our board in February 2016.  Mr. Bailey is CEO of Path Projects, a running apparel company that he founded in 2017 that sells shorts, shirts, hats and base layers designed for runners directly to consumers.  From 2002 to 2015 Mr. Bailey was the CEO and co-founder of One Distribution Company, a leading skate-inspired apparel and footwear company whose brands included KR3W Denim and SUPRA Footwear.  KR3W is a lifestyle brand born out of the skateboard culture on the streets of Southern California in 2003 and is known for its denim apparel and SUPRA was launched in 2006 as a premium footwear brand known for its premium high top sneakers.  Prior to One Distribution, Mr. Bailey was the co-founder of Split Inc., a youth culture men’s and women’s apparel brand founded in the early 1990s.

Director Qualifications:  Mr. Bailey brings a unique brand and vendor perspective to the Company’s board of directors.  He has had over a 25 year career as a co-founder and CEO of influential brands in the apparel and footwear space and his experience in growing and building brands both domestically and internationally will be beneficial to the board of directors in an ever changing consumer environment.  Also, his understanding of the youth lifestyle customer is also very valuable to the Company.

Continuing Directors Whose Terms Expire in 2023

Thomas D. Campion, 72, is one of our co-founders and has served on our board of directors since our inception in 1978. Mr. Campion has held various senior management positions during this time, including serving as our Chairman since June 2000. From November 1970 until August 1978, he held various management positions with JC Penney Company. Mr. Campion holds a B.A. in Political Science from Seattle University. He is the trustee of the Campion Foundation, a nonprofit organization focused on ensuring that biologically important ecosystems in Northwestern North America are preserved. The Foundation also works on homelessness issues in the Pacific Northwest. He is also a trustee of the Campion Advocacy Fund, a 501(c)(4) organization that was founded to support and strengthen efforts to end homelessness in the U.S. and protect wilderness in western North America through direct advocacy and political engagement.

Director Qualifications: Mr. Campion’s knowledge as a retailer and as the co-founder of the Company provides the board with invaluable insight into the Company’s business and its unique culture. Mr. Campion provides generational leadership, sales, marketing, merchandising and brand building experience and expertise. Mr. Campion’s particular knowledge and experience with Zumiez and its competition helps the Company formulate short and long-term strategies that have contributed to Zumiez differentiating itself in the specialty niche of lifestyle retailing. As one of the Company’s largest shareholders, Mr. Campion’s interests are aligned with other Zumiez shareholders’ interests to increase the long-term value of the Company.

Sarah (Sally) G. McCoy, 60, was appointed to our board of directors in October 2010 and was the CEO and President of CamelBak Products, a company that originated hands free-hydration and is the leader in hydration products until January of 2016. Ms. McCoy had been the CEO and President of CamelBak since September of 2006.  Prior to joining CamelBak, Ms. McCoy co-founded Silver Steep Partners in 2004, a leading investment banking firm catering to companies in the outdoor and active lifestyle industry. Before Silver Steep, McCoy served as president of Sierra Designs and Ultimate Direction and as vice president at The North Face. She serves on the board of directors of Compass Group Diversified Holdings LLC and Implus. She also serves on the board of directors and is the chair of Helinox USA and the Outdoor Industry Foundation. Ms. McCoy is the Executive Chair at Sea to Summit. Ms. McCoy is a graduate of Dartmouth College.

Director Qualifications: Ms. McCoy’s background in sales, merchandising, sourcing, marketing and executive management of outdoor and lifestyle consumer brands provides strategic insight and direction for Zumiez as we plan our branded and private label growth strategies.  Additionally, her experience in investment banking and valuation experience in our industry is valuable as we formulate our growth strategies.

Liliana Gil Valletta, 43, was appointed to our board in July 2019.  Ms. Gil Valletta is the co-founder and CEO of Cien+ (since 2010) and Culturintel (since 2018), both of which are based in New York City and have offices throughout the U.S. and Colombia. Cien+ and Culturintel, collectively provide business consulting, big-data analytics, and marketing solutions for companies to help successfully turn cultural trends into opportunities for business success. Previously, Ms. Gil Valletta held a variety of marketing and supply chain roles at Johnson & Johnson, including serving as Global Marketing Services Director overseeing global strategy and agency contracting for the U.S. and EMEA regions. Ms. Gil Valletta also presently serves as an Operating Executive Board Member of AUA Private Equity Partners, a private equity firm that focuses on family-owned businesses benefiting from the growth of the U.S. Hispanic population. She also serves on the board of the YMCA of the USA and the Hispanic Chamber Fund. Ms. Gil Valletta earned a M.B.A. from the University of Colorado at Colorado Springs, an executive degree in Global Leadership and Public Policy from The Harvard Kennedy School at Harvard University and a B.A. in Business Administration from Southwestern Adventist University.

Director Qualifications: Ms. Gil Valletta’s extensive experience in marketing and understanding and connecting with consumers from a cultural perspective provides unique insight to the Company’s board of directors.  Her insights and perspective in this area are valuable to the Company in helping it understand its diverse customer base.  She also brings experience in operating an international business.

CORPORATE GOVERNANCE

Independence of the Board of Directors and its Committees

As required under Nasdaq listing rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board of directors consults with our counsel to ensure that the board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable Nasdaq listing rules, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director or any of his or her family members and the Company, our senior management and our independent auditors, our board of directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing rules, except for our Chairman, Mr. Campion, and CEO, Mr. Brooks.

As required under applicable Nasdaq listing rules, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our board of directors are comprised of directors determined by the board to be independent within the meaning of the applicable Nasdaq listing rules.

Director Tenure; No Term Limits

The Board currently believes it is not necessary to institute term limits for Directors.  Directors who serve on the Board for an extended period of time are able to provide valuable insight into the operations and future of the Company based on their experience with, and understanding of, the Company and its history, policies and objectives.  The Board believes that, as an alternative to term limits, it can ensure that the Board continues to evolve and adopt new viewpoints through its evaluation and nomination process and procedures.

Other Company Board and Committee Service

The Company values the experience directors bring from other boards on which they serve, but recognizes that those boards may also present demands on a director’s time and availability and may present conflicts or legal issues.  Directors are required to advise the Chair of the Governance and Nominating Committee and the CEO before accepting membership on other boards of directors, membership on the audit committee of the other boards in particular, or other significant commitments involving affiliation with other businesses or governmental units.

Accordingly, no director may serve on over five public company boards (including the Company's Board) and no member of the Audit Committee may serve on over three public company audit committees (including the Company's Audit Committee).  In addition, directors who serve as CEOs or in equivalent positions generally should not serve on over two public company boards (including the Company's Board) besides their employer's board.

Certain Relationships and Related Transactions

The Company committed charitable contributions to the Zumiez Foundation of $1.2 million in fiscal 2020 and $1.3 million in fiscal year ending February 1, 2020 (“fiscal 2019”). Our Chairman, Thomas D. Campion, is the Chairman of the Zumiez Foundation.

Policy and Procedures with Respect to Related Person Transactions

The Company recognizes that Related Person Transactions (defined as transactions, arrangements or relationships in which the Company was, is or will be a participant and the amount involved exceeds $10,000, and in which any Related Person (defined below) had, has or will have a direct or indirect interest) may raise questions among shareholders as to whether those transactions are consistent with the best interests of the Company and its shareholders. It is the Company’s written policy to enter into or ratify Related Person Transactions only when the board of directors, acting through the audit committee of the board of directors, determines that the Related Person Transaction in question is in, or is not inconsistent with, the best interests of the Company and its shareholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to Related Persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. A summary of the Company’s policies and procedures with respect to review and approval of Related Person Transactions are set forth below.

“Related Persons” are defined as follows:

•	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;
•	any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;
•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Directors and executive officers are required to submit to the audit committee a list of immediate family members and a description of any current or proposed Related Person Transactions on an annual basis and provide updates during the year.

In its review of any Related Person Transactions, the audit committee shall consider all of the relevant facts and circumstances available to the audit committee, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the audit committee shall participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The audit committee shall approve or ratify only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders as the audit committee determines in good faith. The audit committee shall convey the decision to the CEO, Chief Legal Officer or the Chief Financial Officer, who shall convey the decision to the appropriate persons within the Company.

Policy on Insider Trading

In general, employees of the Company and its directors are subject to a separate insider trading policy that prohibits them from buying, selling or transferring the Company’s securities except during pre-determined window periods, which generally commences one full business day after the public announcement of the Company’s quarterly or annual earnings and ending on the day four weeks thereafter, except for the December window period which only lasts for two weeks.

Employees and directors are prohibited from buying, selling or transferring the Company’s securities, even within the window period, if they are aware of any material non- public information. Material information is information that might affect the Company’s stock price or otherwise be of significance to an investor who is determining whether to purchase, sell or hold the Company’s securities.

Policy on Derivative Securities and Hedging Activities

The Company maintains a policy related to derivative securities and hedging activities as these securities and activities may put the personal interests and objectives in conflict with the best interests of the Company and its shareholders. Absent the prior written consent of the CFO or the Chief Legal Officer, individuals who are subject to this policy (including immediate family members), may not purchase, sell and trade-in options, warrants, puts and calls, or similar instruments or engage in derivative securities involving or relating to the Company’s securities.  In addition, without the prior written consent of the CFO or the Chief Legal Officer, hedging or monetization transactions such as zero-cost collars and forward sale contracts that allow a person to lock in a portion of the value of his or her shares, often in exchange for all or part of the potential for upside appreciation in the shares, are prohibited.

Anti-Pledging Policy

Our insider trading policy prohibits individuals who are subject to the policy (including immediate family members) from holding the Company’s securities in a margin account or pledging Company securities as collateral for a loan.

Information Regarding the Board of Directors and its Committees

Our board has established an audit committee, compensation committee and governance and nominating committee. The board has adopted a written charter for each committee. The charters of these three committees are posted on the Company’s website and can be accessed free of charge at http://ir.zumiez.com and are available in print to any shareholder who requests them. The composition of our board committees complies with the applicable rules of the SEC and Nasdaq. The board has determined that Ernest R. Johnson is an audit committee financial expert as defined in the rules of the SEC. The following table displays the composition of our board of directors and committee assignments as of January 30, 2021:

	Audit Committee	Governance & Nominating Committee	Compensation Committee
Matthew L. Hyde

Ernest R. Johnson

Sarah (Sally) G. McCoy

Travis D. Smith

Steve P. Louden

Kalen F. Holmes

Scott A. Bailey
Liliana Gil Valletta

James P. Murphy

Chairperson	Member	Lead Independent Director	Audit Committee Financial Expert

Audit Committee

As more fully described in its charter, our audit committee has responsibility for, among other things:

•	the sole authority to appoint, determine the funding for and oversee the independent registered public accounting firm;
•	assisting our board in monitoring the integrity of our financial statements and other SEC filings;
•

discussing with our management and our independent registered public accounting firm significant financial reporting issues and judgments and any major issues as to the adequacy of our internal controls;

•	reviewing our annual and quarterly financial statements prior to their filing with the SEC and prior to the release of our results of operations;
•

reviewing the independence, performance and qualifications of our independent registered public accounting firm and presenting its conclusions to our board and approving, subject to permitted exceptions, any non-audit services proposed to be performed by the independent registered public accounting firm;

•	oversight of the performance of the Company’s internal audit function; and
•	reviewing its charter at least annually for appropriate revisions.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

Governance and Nominating Committee

As more fully described in its charter, our governance and nominating committee has the responsibility for, among other things:

•	recommending persons to be selected by the board as nominees for election as directors and as chief executive officer;
•	assessing our directors’ and our board’s performance;
•	making recommendations to the board regarding membership and the appointment of chairpersons of the board’s committees;
•	recommending director compensation and benefits policies;
•	reviewing its charter at least annually for appropriate revisions; and
•	recommending to the board other actions related to corporate governance principles and policies.

Compensation Committee

As more fully described in its charter, our compensation committee has responsibility for, among other things:

•

establishing the Company’s philosophy, policies and strategy relative to executive compensation, including the mix of base salary, short-term and long-term incentive and equity based compensation within the context of the stated policies and philosophy including management development and succession planning practices and strategies;

•

reviewing corporate goals and objectives relevant to compensation of our CEO and other senior executives including review and approval of performance measures and targets for all executive officers participating in the annual executive non-equity incentive bonus plan and certify achievement of performance goals after the annual measurement period to permit bonus payouts under the plan;

•

determining and approving our CEO’s compensation and making recommendations to the board with respect to compensation of other executive employees, including any special discretionary compensation and benefits;

•	administering our incentive compensation plans and equity based plans and making recommendations to the board with respect to those plans;
•	making recommendations to our board with respect to the compensation of directors;
•	the sole authority to appoint, determine the funding for and oversee the independent compensation consultant; and
•	reviewing its charter at least annually for appropriate revisions.

Succession Planning

Our CEO and board of directors review at least annually the succession plan of our CEO and each of our named executive officers (“NEO” or “NEOs”). The board of directors conducts an annual review of, and provides approval for, our management development and succession planning practices and strategies.

Our CEO provides an annual report to the board of directors assessing senior management and their potential successors. As part of this process, contingency plans are presented in the event of our CEO’s termination of employment for any reason (including death or disability). The report to the board of directors also contains the CEO’s recommendation as to his successor.  The full board of directors has the primary responsibility to develop succession plans for the CEO position.

Meetings of the Board of Directors and Board and Committee Member Attendance

In fiscal 2020, our board of directors met ten times, the governance and nominating committee met three times, the audit committee met four times and the compensation committee met two times.  The board of directors and the committees acted by unanimous written consent when required during the last fiscal year.  All of our directors attended more than 75% of the eligible board and committee meetings. The Company has a formal policy pursuant to which members of the board of directors are expected to attend annual shareholder meetings absent unusual circumstances that make attendance impracticable.

Shareholder Communications with the Board of Directors; Shareholder Engagement

The Company has a process by which shareholders may communicate directly with directors, including non-employee directors, by mailing such communication to the board of directors in care of the Company’s Secretary, at the Company’s headquarters in Lynnwood, Washington. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. All such communications will be forwarded to the intended director(s) without editing or screening. If these foregoing procedures are modified, then updated procedures will be posted on the Company’s corporate website.

The Company maintains an active dialogue with shareholders to ensure a diversity of perspectives are thoughtfully considered.  The Board believes that the responsibility lies with management for communications and relationships on behalf of the Company with institutional investors, the media, and customers.  Therefore, the Board may participate occasionally in such interaction, but will generally do so only at the request of or with the prior knowledge of management.  It has been the Company’s practice for the Lead Independent Director to periodically accompany management to meetings with the Company’s institutional investors.

Code of Conduct and Ethics

Our board has adopted a code of conduct and ethics applicable to our directors, executive officers, including our chief financial officer and other of our senior financial officers, and employees in accordance with applicable rules and regulations of the SEC and Nasdaq. The code of conduct is available at http://ir.zumiez.com under the “Governance” section.

Corporate Governance Guidelines

Our board has adopted corporate governance guidelines that provide an overview of the governance structure maintained at the Company and policies related thereto. The guidelines are available at http://ir.zumiez.com under the “Governance” section.

Executive Compensation Recovery Policy

The Company maintains an executive compensation recovery policy. Pursuant to this policy, the Company may recover incentive income that was based on the achievement of quantitative performance targets if the executive officer engaged in fraud or intentional misconduct that resulted in an increase in his or her incentive income. Incentive income includes all incentive income and compensation that the compensation committee considers to be appropriate based upon the circumstance.

The compensation committee has the sole discretion to administer this policy and take actions under it, including soliciting recommendations from the audit committee and the full board of directors and retaining outside advisors to assist in making its determinations. The actions taken by the compensation committee are independent of any action imposed by law enforcement agencies, regulators or other authorities.

Director Nomination Procedures

The nominations to the board of directors were completed by the governance and nominating committee. The governance and nominating committee has established board membership criteria (discussed above, under the section entitled “Membership Criteria for Board Members”) and the procedures for selecting new directors.

Nominations to the board of directors are completed using procedures in accordance with the charter of the governance and nominating committee including the director qualifications, criteria and skills as outlined in such charter. These procedures include:

•

Initial review of potential director candidates by the committee as submitted by the independent directors of the board based on our established criteria for board membership including (without limitation) experience, skill set, diversity and the ability to act effectively on behalf of the shareholders and such other criteria as the committee may deem relevant from time to time.

•

Each director candidate was put forth for consideration as a director candidate independently by our independent directors based on their knowledge of the candidates. None of our independent directors had a relationship with any candidates that would impair his or her independence. Each candidate’s biography was reviewed by each member of the committee with the intention that each candidate would bring a unique perspective to benefit our shareholders and management.

•

Interviews of director candidates were conducted by members of the committee and senior management. These interviews confirmed the committee’s initial conclusion that candidates met the qualifications, criteria and skills to serve as a director of the Company.

•	Reference checks were conducted if further checks were required based on the level of knowledge about the candidate by members of the committee.
•	Background checks were conducted, including criminal, credit and bankruptcy, SEC violations and/or sanctions, work history and education.

•

Independence questionnaires were completed by candidates and then reviewed by the Company, the committee and the Company’s legal counsel to ensure candidates meet the requirements to be an independent director for the board, audit committee, compensation committee and the governance and nominating committee. The review also ensures the candidates positions do not conflict in any material way with Company business.

•

Conclusion to nominate a candidate is based on all of the procedures reviewed previously and the information attached. It is ensured through these procedures that the candidate appears to be well qualified to serve on the Company’s board of directors and its committees and appears to meet Nasdaq and SEC requirements to be able to serve as an independent director and as a member of the audit committee and any other committee the board may assign to such director.

The governance and nominating committee of the board will consider qualified nominees recommended by shareholders who may submit recommendations to the governance and nominating committee in care of our Chairman of the Board and Secretary at the following address:

Board of Directors and Chairman of the Board

c/o Secretary

Zumiez Inc.

4001 204th Street SW

Lynnwood, Washington 98036

Nominees for director who are recommended by our shareholders will be evaluated in the same manner as any other nominee for director. Shareholder recommendations for director should include the following information:

•	the name, age, residence, personal address and business address of the shareholder who intends to make the nomination and of the person(s) to be nominated;
•

the principal occupation or employment, the name, type of business and address of the organization in which such employment is carried on of each proposed nominee and of the shareholder who intends to make the nomination;

•	a representation that the shareholder is a holder of record of stock of the Company, including the number of shares held and the period of holding;
•	a description of all arrangements or understandings between the shareholder and the recommended nominee;
•

such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended; and

•	the consent of the recommended nominee to serve as a director of the Company if so elected.

The governance and nominating committee may require that the proposed nominee furnish the committee with other information as it may reasonably request to assist it in determining the eligibility of the proposed nominee to serve as a director.

To submit a recommendation for director for an upcoming annual shareholder meeting, it is necessary that a proposing shareholder notify the Company and provide the information set forth previously, no later than 120 days prior to the corresponding date on which the Company’s annual proxy statement is mailed in connection with the most recent annual meeting.

General Director Nomination Right of All Shareholders

Any shareholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting of shareholders if the shareholder complies with the notice, information and consent provisions contained in Article I, Section 10 of the Company’s bylaws. Specifically, these provisions require that written notice of a shareholder’s intent to make a nomination for the election of directors be received by the Secretary not fewer than 120 days and not more than 150 days prior to the anniversary date of the prior year’s annual meeting of shareholders.

The Secretary will send a copy of the Company’s bylaws to any interested shareholder who requests them.

SOCIAL RESPONSIBILITY

Background

Social Responsibility is, and has always been, a topic of great importance to the Company.  The Company has strived to facilitate and connect empowered youth across their communities and to support them in their pursuits and passions as they strive to make a positive impact in their communities.  The Company’s Social Responsibility efforts have also included its support of the Zumiez Foundation.  The Zumiez Foundation is a separate nonprofit organization that focuses on purchasing clothing and other related items to distribute to people in need in communities served by our retail stores, specifically during cold weather months.  The Zumiez Foundation has donated over $9.5 million in clothing and other related items to a broad range of nonprofit organizations since 2007.  These donations, on an annual basis, have helped support over 70,000 people via 200 agencies in 32 states. The Zumiez Foundation also seeks to teach Zumiez employees about the value of giving back and inspiring them to get involved in their communities.  In this regard, since 2008 the Zumiez Foundation has recognized 61 of the Company’s employees for their outstanding commitment to giving back to their respective communities with a $1,000 donation to their chosen cause.  For more information about the charitable contributions made by the Company to the Zumiez Foundation, please see the information above in the Corporate Governance section under the heading “Certain Relationships and Related Transactions.”

The Company believes its customers and employees increasingly care about social causes and the Company expects this trend to accelerate with subsequent generations because of the power of social media and the condition of the modern world.  The Company believes consumers will continue to choose to do business with companies that are good corporate citizens and responsible members of their local and global communities.  Shareholders’ expectations are also rising as they seek to understand how responsible social practices impact long-term value.  Accordingly, the Company intends to continue to pursue Social Responsibility initiatives that are aligned with its culture and brand and where it can make a positive impact for its key stakeholders.

Since fiscal 2018, the Company has worked to develop a shared understanding within its organization of what Social Responsibility encompasses and why it should be pursued.  While Social Responsibility is not new to the Company, what is new, however, is how the Company can become more intentional and transparent about Social Responsibility and how it can amplify the impact it is able to make.  The following sections are intended to provide an update on how the Company views Social Responsibility from a framework, guiding principles and stakeholder perspective and to summarize the areas of focus that the Company has selected.

Social Responsibility—Framework

The Company believes that Social Responsibility should be an integration of measures that benefit society and that benefit the Company’s business.  From a benefit to society perspective, the Company has referenced the United Nations Sustainable Development Goals (the “UN SDGs”).   The UN SDGs are a blueprint to achieve a better and more sustainable future for all and address the global challenges society faces, including those related to poverty, inequality, climate change, environmental degradation, peace and justice.  There are 17 UN SDGs and they are all interconnected.  For more information about the UN SDGs, please refer to the information found at the United Nation’s website at:  https://www.un.org/sustainabledevelopment/sustainable-development-goals/.

The Company’s view is that if it selected areas of focus that primarily benefit society but not its business then this would be more akin to corporate philanthropy.  Likewise, areas of focus that primarily benefit its business rather than society could be viewed as mere corporate marketing or propaganda.  Accordingly, the Company believes that to best achieve or optimize Social Responsibility, there should be a partnering philosophy and its selected areas of focus should have the ability to provide a high impact to both society and its business.

In addition to an impact framework, the Company also views Social Responsibility through a stakeholder framework, in that its actions can have an impact on a multitude of stakeholders.  While all of the Company’s stakeholders are important, the Company is especially attuned to its customers, its employees and its shareholders.

Social Responsibility—Guiding Principles

As part of Social Responsibility, the Company developed guiding principles to help it select areas of focus.  A summary of these guiding principles are set forth below:

•	Alignment with Culture and Brand. Social Responsibility must be aligned with the Company’s culture, its brand and be integrated in its overall strategic priorities.
•	Authentic. Social Responsibility measures must be “authentic” to Zumiez. In other words, it must be consistent with the Company’s values as an organization and its brand positioning.
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Ability to Impact.  Consistent with the impact framework discussed above, Social Responsibility areas of focus should be things that the Company believes it can make a measurable or meaningful impact over time.

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Balance of Stakeholder Interests.  With respect to the Company’s stakeholders, especially key stakeholders, there is a balance of interests.  Specifically, this means that with respect to key stakeholders no one is disadvantaged in the short-run and, in the long-run, key stakeholders will benefit.  By way of example.  For customers, the Company will not take actions that are not in their interests or that are inconsistent with the Company’s brand position.  For employees, the Company will not take actions inconsistent with its cultural values.  For the Company’s shareholders this means that their short term and long-term financial expectations will not be compromised.

•	Transparency. The Company will share and disclose its Social Responsibility efforts and hold itself accountable to the selected measures and goals.

Social Responsibility—Areas of Focus

Utilizing the framework and guiding principles discussed above, the Company has selected several areas of focus for its Social Responsibility efforts.  These areas of focus are briefly summarized below.  It is important to note that while the Company believes it has already been historically involved in these areas, there is more progress that can be made.  Also, the Zumiez Foundation plans to continue its mission of distributing clothing to people in need and the topic of homelessness, but has a goal to further expand its reach to more communities.

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Environmental Impact.  The Company will seek to minimize its impact on the environment by reducing the waste it produces in connection with the manufacture, distribution, sale and delivery of products to its customers.  This includes both products that we manufacture, third party branded merchandise and an analysis of products at the end of their life cycle.  The Company will do this in part by seeking to produce products in more sustainable ways by evaluating the materials and processes that are involved in the manufacturing of its products.  The Company will also seek to implement more environmentally friendly ways to operate its stores, distribution centers and its home office.

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Actionism.  The Company will endeavor to inspire its employees and customers to be more locally involved and engaged in their passions and causes.  The key goal is about inspiring individual action versus just talk or rhetoric and working to leverage partnerships targeting specific causes so as to engage our employees and customers.  An example of this would be the Company’s work with Rock the Vote, Voto Latino and Amplifier in its “Stand Up” campaign to register people to vote.

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Inclusion & Equity.  The Company believes it should be a place where people have a voice, will be heard, and have bias-free opportunities.  Accordingly, its work place should be built upon the foundation of inclusion and equity where its people are diverse in their backgrounds, communities the Company serves, and points of view, yet all share the same core cultural values of working hard, giving back and empowering others.  In this regard the Company aims to be an inclusive reflection of its customers, employees, and business partners.  Pay equity—employees being paid equally for equal work, without regard for race or gender, is a base line component of this area of focus.

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Growth and Development.  The Company believes that one of its competitive advantages is the growth mindset of its employees which is supported and amplified by the Company’s teaching and learning practices.  Building upon these practices the Company wants to strengthen its training initiatives and platforms to connect its employees to a broader depth of development opportunities and to expand this further by sharing the Company’s teaching and learning practices with communities in which we operate.

Social Responsibility—Next Steps

Teams have been formed within the Company to develop specific programs and goals underlying each of the areas of focus described above. This work kicked off early in fiscal 2020 but was slowed due to the COVID-19 pandemic.  We will be resuming this work throughout fiscal 2021 and the selected programs and goals will be integrated into the Company’s operating plans for fiscal 2022 and beyond. Part of the approach to Social Responsibility is the Company’s recognition of it as an important organizational strategy and to thus endeavor to further instill a Social Responsibility mindset through the organization.

The Company will disclose updates about its Social Responsibility efforts, including its areas of focus, the specific programs and goals underlying these areas of focus and the progress made on a regular basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of March 24, 2021 by: (i) each of our directors; (ii) each of our NEOs; (iii) all of our named executive officers and directors as a group; and (iv) each person, or group of affiliated persons, known by us to beneficially own more than 5% percent of our common stock. The table is based upon information supplied by our officers, directors and principal shareholders and a review of Schedule 13G reports filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the shareholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on shares outstanding on March 24, 2021, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before May 23, 2021, which is 60 days after March 24, 2021. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted below, the address for each person that holds 5% or more of our common stock is c/o Zumiez Inc., 4001 204th Street SW, Lynnwood, Washington 98036.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Richard M. Brooks (1)	2,573,024	10.0%
Thomas D. Campion (2)	1,186,747	4.6%
Troy R. Brown (3)	148,244	0.6%
Christopher C. Work (4)	55,530	0.2%
Chris K. Visser (5)	11,082	0.0%
Adam C. Ellis (6)	22,732	0.1%
Sarah (Sally) G. McCoy (7)	32,981	0.1%
Ernest R. Johnson (8)	25,101	0.1%
Travis D. Smith (9)	19,322	0.1%
Kalen F. Holmes (10)	15,520	0.1%
Matthew L. Hyde (11)	10,147	0.0%
Liliana Gil Valletta (12)	6,283	0.0%
Scott A. Bailey (13)	4,131	0.0%
Steve P. Louden (14)	3,069	0.0%
James P. Murphy (15)	965	0.0%
All Named Executive Officers and Directors as a group (15 persons)	4,114,878	16.0%
Black Rock, Inc. (16)	3,444,093	13.5%
The Vanguard Group (17)	2,175,803	8.5%
Dimensional Fund Advisors LP (18)	1,901,661	7.5%
Massachusetts Financial Services (19)	1,360,106	5.3%

(1)	Mr. Brooks is our CEO and a Director.
(2)	Includes shares of common stock held by grantor retained annuity trusts for which Thomas D. Campion is trustee. Mr. Campion is our Chairman of the Board.
(3)	Consists of 85,503 shares of stock held by Mr. Brown, of which 51,899 shares are restricted, and 62,741 vested stock options. Mr. Brown is our President North America.
(4)	Consists of 44,724 shares of stock held by Mr. Work, of which 18,320 shares are restricted, and 10,806 vested stock options. Mr. Work is our Chief Financial Officer.
(5)	Consists of 11,082 shares of stock held by Mr. Visser, of which 10,024 shares are restricted. Mr. Visser is our Chief Legal Officer and Secretary.

(6)	Consists of 15,192 shares of stock held by Mr. Ellis of which 6,993 shares are restricted and 7,540 vested stock options. Mr. Ellis is our President International.
(7)	Consists of 32,891 shares of stock held by Ms. McCoy, of which 3,069 shares are restricted. Ms. McCoy is one of our directors.
(8)	Consists of 25,101 shares of stock held by Mr. Johnson, of which 3,069 shares are restricted. Mr. Johnson is one of our directors.
(9)	Consists of 19,322 shares of stock held by Mr. Smith, of which 3,069 shares are restricted. Mr. Smith is one of our directors.

(10) Consists of 15,520 shares of stock held by Ms. Holmes, of which 3,069 shares are restricted. Ms. Holmes is one of our directors.

(11)	Consists of 10,147 shares of stock held by Mr. Hyde, of which 3,069 shares are restricted. Mr. Hyde is one of our directors.

(12) Consists of 6,283 shares of stock held by Ms. Gil Valletta, of which 3,069 shares are restricted.  Ms. Gil Valletta is one of our directors.

(13)	Consists of 4,131 shares of stock held by Mr. Bailey, of which 3,069 shares are restricted. Mr. Bailey is one of our directors.
(14)	Consists of 3,069 shares of stock held by Mr. Louden, all of which are restricted. Mr. Louden is one of our directors.
(15)	Consists of 965 shares of stock held by Mr. Murphy, all of which are restricted. Mr. Murphy is one of our directors.
(16)	This information is based solely on a Schedule 13G filed January 26, 2021 by BlackRock, Inc. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(17)	This information is based solely on a Schedule 13G filed February 10, 2021 by The Vanguard Group. The business address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.
(18)

This information is based solely on a Schedule 13G filed February 16, 2021 by Dimensional Fund Advisors LP.  The business address of Dimensional Fund Advisors LP is Building One 6300 Bee Cave Road, Austin, Texas 78746.

(19) This information is based solely on a Schedule 13G filed February 11, 2021 by Massachusetts Financial Services Company.  The business address of Massachusetts Financial Services Company is 111 Huntington Avenue, Boston, MA 02199.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during fiscal 2020, all applicable Section 16(a) filing requirements were met and that all such filings were timely.

Executive Officers

As of the end of fiscal 2020 the names, ages and positions of the current non-director executive officers of the Company are listed below, along with their respective business experience. No family relationships exist among any of the directors or executive officers of the Company.

Troy R. Brown, 58, has served as our President North America since March 8, 2017. Prior to that time he served as the Executive Vice President of Ecommerce and Omni-Channel since August 2012. From October 2008 through July 2012, he served as the Senior Vice President of Ecommerce. From February 2007 through August 2008, Mr. Brown was with Tommy Bahama as the Director of Ecommerce. From March 2005 until September 2006, he was with Expedia, where he served as General Manager (“GM”) of Vacation Packages. From August 1994 until March 2005, Mr. Brown was with Eddie Bauer in various management positions including Vice President of Ecommerce. Prior to August 1994, he was employed by Nautica Inc., and ZCMI, where he held various management positions. Mr. Brown has more than 35 years of experience in the retail, wholesale and Ecommerce industries. Mr. Brown also serves on the Board of Directors of 5.11 Tactical.

Chris K. Visser, 50, serves as our Chief Legal Officer and Secretary.  Mr. Visser oversees all legal affairs and corporate services operations of the Company.  Mr. Visser was appointed General Counsel and Secretary in October 2012 and Executive Vice President in May 2014 before being appointed Chief Legal Officer in May 2017.  From 2001 until October 2012, Mr. Visser was with K&L Gates LLP where he has been a partner in the corporate, securities, and mergers and acquisitions practice group.  Mr. Visser also worked as a process engineer with Vista Chemical Company prior to earning his law degree.  Mr. Visser holds a Bachelor of Science degree in Chemical Engineering from the University of Washington. Mr. Visser also obtained an M.B.A, with a Concentration in Finance, from the University of Houston and a J.D. from the University of Houston Law Center where he graduated with academic honors and served as an editor on the Houston Law Review.

Christopher C. Work, 42, has served as Chief Financial Officer since August 2012. Mr. Work has been employed with the Company since October 2007, where he last served as Vice President, Controller. From September 2002 to October 2007, Mr. Work was an employee of Ernst & Young LLP, obtaining the level of Manager. Mr. Work received a Master of Professional Accounting from the University of Washington and a B.A. in Accountancy from Western Washington University. Mr. Work is a Certified Public Accountant in the State of Washington.

Adam C. Ellis, 46, was appointed to the position President International effective as of March 8, 2017 and has responsibility for the sales and operational profitability of the Company’s operations outside of North America, including the operations of Blue Tomato and Fast Times.  Mr. Ellis has also been the Managing Director of Blue Tomato since February 2017.  Mr. Ellis previously served as the Company’s Senior Vice President of Global Retail and Business Development since March 2014.  From March 2012 through March 2014, he served as the Vice President of Real Estate and Global and before that he served in various roles within the Company’s Real Estate department since July 2005 when he joined the Company. Mr. Ellis obtained a M.B.A from the Kellogg School of Management at Northwestern University and a Bachelor of Arts from Otterbein College.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our basis for competitive advantage is our culture—conceived, developed and maintained as a unique and powerful basis for engendering commitment, accountability, competitiveness and creativity among all of our employees. The objective of this compensation discussion and analysis is to describe how, for our named executive officers (“NEOs”), we link our culture to compensation philosophy and then to compensation strategy; and, to explain how we executed our compensation strategy during the last fiscal year. While the discussion and analysis focuses on the NEOs in the compensation tables in this proxy statement, we link culture, compensation philosophy and compensation strategy throughout the organization from the seasonal sales employee to each of the NEOs.

Value Creation Model

The following summary illustrates how the compensation philosophy and strategies are integrated with and derived from the Zumiez culture. We believe this integrated approach supports long-term growth in shareholder value.

The Zumiez Culture

While every organization has a culture, even if it is a culture by default, we believe that the Zumiez culture is unique. We believe it is well defined, understood widely and thoroughly among all employees, reinforced and exemplified by leaders held accountable for doing so and integrated into the daily practices and processes throughout the business. We believe the Zumiez culture is a competitive advantage and is built on a set of shared values that have been in place since the inception of the business. These shared values include:

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Empowered managers—The Zumiez culture pushes decision making down to the appropriate level in the organization within the context of appropriate guidelines, controls and procedures. This gives our managers throughout the organization the ability to impact their results creating increased accountability, clear measurements and a sense of ownership throughout the organization.

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Teaching and learning—Our culture strives to integrate quality teaching and learning experiences throughout the organization. We do this through a comprehensive training program, which primarily focuses on sales and customer service training. Our training programs have been developed internally and are almost exclusively taught internally by Zumiez employees to Zumiez employees. The training programs have been developed to empower our managers to make good retail decisions.

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Competition—We believe that Zumiez employees enjoy competing. Our entire system is built around creating opportunities for people to compete and to be recognized for their contributions. This is reflected in everything we do including empowering managers, building competition into almost all of our training and in how we recognize the successes of our employees throughout the organization.

•	Fairness and honesty—Along with our employees, we strive to be fair and honest in all of our relationships. This includes how we work with each other, our vendors, our landlords and our customers.

Culture and Compensation Philosophy

The Zumiez culture guides how we manage our business and it permeates through our compensation philosophy. We believe our culture itself has value to our employees. Our culture allows our employees throughout the organization to make appropriate decisions to impact their results as well as our financial results. We believe the competitive people we hire and the training we provide helps us generate strong operating results and we believe that our employees value working in this kind of environment.

The compensation committee believes the purpose of the compensation program for our NEOs is to help attract, retain, align, motivate and reward executives capable of understanding, committing to, maintaining and enhancing the culture; and, with culture as a centerpiece of our competitive advantage, establishing and accomplishing business strategies and goals that we believe makes us an attractive investment for shareholders. To do so, the compensation committee believes the compensation program should offer compensation opportunities that:

•	are externally competitive with compensation paid by companies in the market for executive talent;
•	reward performance by linking compensation to quantitative and qualitative goals that the compensation committee believes is in the best long-term interest of shareholders;
•	drive long-term shareholder thinking by delivering a substantial portion of the NEOs compensation or wealth in the form of equity that is directly linked to our stock price;
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are an effective blend of guaranteed and at-risk components, where the proportion of guaranteed pay is less than average and the proportion of at-risk pay is greater than average when compared against the competitive market; and

•	for at-risk components of pay, are an effective balance between short-term and long-term interests of our shareholders.

The compensation committee believes that at-risk components should result in compensation for the executive in proportion to and to the extent justified by performance. For Zumiez executives, “performance” means, first of all, doing the right things—achieving the financial results that clearly drive the creation of shareholder value. The compensation program must align the interests and motivations of executives with those of shareholders. Secondly, performance means doing things right—acting as strong, respected and acknowledged leaders; and, as role models of leadership behavior in the community at-large. We believe that exemplary executive behavior helps to support sustainable long-term creation of shareholder value.

The compensation committee intends to continually explore, consider and introduce enhanced or new compensation approaches and elements for NEOs as appropriate.

Compensation Goals and Strategy for NEOs

Simplicity and Transparency. The compensation committee seeks simplicity and transparency in the compensation program for our NEOs. Therefore, the program focuses on easily understood components of clearly determinable value—base salary, bonuses, short-term cash based incentives and long-term equity awards. We refer to the combination of these as “total direct compensation.” The compensation committee does not use supplemental executive benefits and perquisites that are generally not also made available to our employees.

Attractive Compensation Opportunities. The compensation committee believes in and commits to planning for internal succession; however, the Company must be positioned to attract and retain high-caliber executive talent in the external marketplace. It believes it must be positioned to bring in seasoned, proven individuals from within the industry and beyond who can perform the full scope of their roles from the time of hire. Establishing and maintaining the ability to attract and retain talent is a top priority for compensation of NEOs. To address this priority responsibly on behalf of shareholders, the compensation committee works each year to:

•	Establish a conservative salary range for each position to guide salary hiring offers and salary increase decisions.
•	Establish a competitive total annual cash compensation opportunity for each position through annual cash incentives where payout is contingent on performance.
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Provide opportunities to earn equity incentives in proportions so that the long-term opportunity for each NEO to earn total direct compensation (salary plus annual cash incentives plus equity incentives) is above average should shareholders realize above average returns.

Pay-at-Risk. The compensation committee is committed to pay-at-risk. “Pay-at-risk” means compensation that is earned only upon clear evidence that the interests of shareholders have been served. By design, we believe the proportion of each NEOs total direct compensation that is at-risk is greater than what is typically observed in the marketplace. Conservative base salaries are combined with above-average cash and equity incentives to create a total package that is competitive. We believe the pay-at risk philosophy is evidenced by the fact that no NEO has been paid the maximum total incentive compensation in our history of being a public company. In addition, no NEO has been paid the target total incentive compensation in four of the past five years.

Pay-for-Performance. The compensation committee believes pay-at-risk enables pay-for-performance. It allows major portions of total direct compensation to be paid only when short-term and long-term interests of shareholders have been met.

For short-term (annual) pay-for-performance for the NEOs as a group, the compensation committee has the following goals:

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Drive alignment around three general measures of performance: (1) net sales, (2) product margin and (3) operating profit. The compensation committee believes these are the best measures because they have the largest impact on Zumiez ability to grow profitability and provide clarity to individual executives.  Different performance measures may be utilized for different executives based in part on the executive’s ability to impact the performance measure.  We calculate these performance measures as follows:

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Net sales—Net sales constitute gross sales (net of actual and estimated returns and deductions for promotions) and shipping revenue.  Net sales include our store sales and our ecommerce sales.  Net sales can be based on a geographic area and we currently utilize sales growth for both North America and other international operations.

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Product margin—Product margin is calculated as net sales less cost of goods sold, divided by our net sales.  For purposes of this calculation, our net sales consist of gross sales (net of actual and estimated returns and deductions for promotions), excluding shipping revenue.  For purposes of this calculation, our cost of goods sold consist of branded merchandise costs and our private label merchandise costs including design, sourcing, importing and inbound freight costs.

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Operating profit—Operating profit is the difference between gross profit and selling, general and administrative expenses.  The key drivers of operating profit are net sales, gross profit, our ability to control selling, general and administrative expenses and our level of capital expenditures affecting depreciation expense.  Operating profit may be utilized on a particular business unit or geographic area in which we operate.  We currently utilize operating profit for both North America and other international operations.

•	Provide for the risk of zero annual short-term cash based incentives payout should minimum performance expectations not be met.
•	Grant of awards that upon achievement of target performance measures, are in the best long-term interests of the shareholders.
•	Provide for pay-at-risk, i.e., performance expectations that are challenging, but achievable.
•	Communicate proactively to all NEOs performance expectations in order to establish clear incentive for achievement.
•	Provide for upside compensation potential results that are beyond Company expectations.
•	Set forth prudent limits, or caps, on upside potential to ensure no possibility of payouts that might be judged by shareholders as unjustifiable or excessive.

For long-term pay-for-performance (long-term equity incentive), the compensation committee’s goal is to link the ultimate compensation amounts realized by NEOs directly and exclusively to the Company’s long-term common stock performance. To do so, the compensation committee makes use of stock-based awards for all NEOs (except as noted, below, under the section heading “The Compensation Decision-making Process”).

The compensation committee has used, and intends to make use of, both gain-based stock awards (stock options) and full-value stock awards (restricted stock). The compensation committee determines on an annual basis for each NEO the total value of an award, based on a competitive range, that best reflects in the compensation committee’s judgment both the individual’s long-term track record of success and potential for long-term value-added future contributions.

Gain-based awards have widespread use and have upside potential that can be highly motivational. However, the compensation committee: (i) is aware that gain-based awards have a different downside potential than that of holding outright shares of stock; (ii) recognizes that the exclusive and substantial use of gain-based awards has been historically noted by the investment community as a potential contributor to misguided or unacceptable decisions on the part of executives in certain other companies; and, (iii) knows that historic accounting advantages for the use of gain-based awards no longer exist. In addition, the compensation committee is aware of the executive compensation trend among publicly-held companies to utilize less gain-based awards in favor of full-value awards such as restricted stock. Therefore, the compensation committee continues to review and has deployed full-value restricted stock awards to help offset and balance the disadvantages of gain-based awards for achieving pay-for-performance and other compensation goals while retaining the advantages of gain-based awards. The mix of gain-based awards and full-value awards is evaluated annually by the compensation committee and adjusted based on input from the compensation consultant and the CEO, all in the context of the marketplace, our compensation philosophy, and what the compensation committee believes is in the best interest of the shareholders and the NEOs. The compensation committee also allows some deference to the CEO in the allocation between stock options and restricted stock, so long as the total compensation charge to Zumiez is equal to what was approved by the compensation committee.

Executive Officer Continuity. Undesirable, unanticipated or untimely departure of an executive officer is a risk to the Company that the compensation committee works to avoid. The risk stems from the potentially high costs of recruiting, relocation, operational disruption, reduced morale, turnover ripple effects among staff, negative external perceptions, reduced external confidence and lost intellectual capital.

The compensation committee encourages executive officer continuity by granting stock awards to a NEO where the ultimate realization of value not only depends on stock price, but also on the NEO remaining with Zumiez for many years. Accordingly, if a NEO were to depart from Zumiez then he or she could forfeit substantial amounts of unrealized compensation.

Shareholder Mentality. We believe it is in the best interests of shareholders for our leaders to feel, think and act like shareholders, and to have a “shareholder mentality” as they go about envisioning, planning for and executing operations. The compensation committee seeks to cultivate NEOs with a shareholder mentality by having NEOs receive, accumulate and maintain significant ownership positions in Zumiez through annual equity grants.   We do not believe it is necessary to establish share ownership or share holding requirements because historically the NEOs on aggregate have held a substantial amount of equity and, from a cultural point of view, NEOs are empowered to make decisions on their equity holdings taking into account their personal values, temperament, risk tolerance and personal finances.

Within this concept, through equity awards granted over time, each of our NEOs has the ability to establish and maintain a valuable ownership in Zumiez.

Summary of the Elements of NEO Compensation

The compensation committee utilizes five primary elements for compensating NEOs:

•	Base Salary
•	Non-Equity Incentive Plan Compensation (“short-term cash based incentives”)
•	Bonus
•	Stock Option Grants
•	Restricted Stock Grants

Total Pay Philosophy—Our “Total Pay” compensation philosophy is designed to recognize and reward the contributions of all employees, including executives, in achieving our strategic goals and business objectives, while aligning our compensation program with shareholder interests. We regularly assess our total pay package, and we adjust it as appropriate to remain competitive and to enable us to attract and retain our NEOs. We believe our total pay practices motivate our executives to build long-term shareholder value.

Base Salary is a pre-set fixed cash amount that is delivered regularly in equal portions through the year. Each NEOs annual base salary rate is reviewed from time to time and at least annually by the compensation committee. Outside of the CEO, the review is based on recommendations of the CEO.

Short-Term Cash Based Incentives are based on pre-set opportunities for cash awards to be paid after the end of the year based on performance for the year. Actual payouts may be between zero and twice the target amount, where the target amount is that established for each NEO by the compensation committee if target goals are achieved.

Bonuses may be awarded from time to time in order to attract and retain key NEOs. These bonuses, when awarded, are generally in addition to those earned from participating in short-term cash based incentives and are considered in the executive’s total direct compensation. The intention is to pay such bonuses rarely and in modest amounts if and only if other elements of the executive pay system do not respond to outstanding achievements clearly pursued and delivered in the interests of shareholders.

Stock Option Grants are opportunities granted from time to time (usually annually or at the time of hiring) to an NEO to purchase our common stock at some future time at a pre-established fixed price set at the time of grant. This price is the actual market price of the stock at the time of grant. The right to exercise options in a particular grant is accumulated over a number of years, and is subject to vesting based upon continued employment with us.

Restricted Stock Grants are awards of common voting shares of stock that are granted from time to time (usually annually or at the time of hiring) to each NEO. The right to earn the stock is contingent upon continued employment over a period of time.

The compensation committee views the elements of total direct compensation for NEOs as an integrated package to achieve all of the compensation goals described in the immediately preceding section of this discussion.

Fiscal 2020 – A Review of This Past Year

The charts below show net sales, operating profit and diluted earnings per share (“diluted EPS”) on a GAAP basis for fiscal 2020 and 2019 and the percentage change in fiscal 2020.

Fiscal 2020 presented unprecedented challenges for retailers with significant impacts on customers and employees, long periods of store closures and operating restrictions. Coming off of the strongest earnings in our history in 2019, we had positive momentum entering the first quarter of 2020. However, in December 2019, a novel stain of coronavirus (“COVID-19”) was first identified, and in March 2020, the World Health Organization categorized COVID-19 as a pandemic. By early March, we began to feel the impacts of COVID-19 which resulted in significantly reduced traffic and short-term store closures across almost all of the geographies in which we operate by mid- March 2020. During this time our focus remained centered on the customer with our teams working diligently to drive digital volume and maximize our localized fulfillment platform, while also working across the business to minimize expenses, preserve financial liquidity and maintain financial flexibility.  Actions taken included suspending hiring, laying off the majority of our part time staff, lowering operating costs including travel and other non-essential items, reducing capital spend by delaying projects, reducing planned inventory receipts, suspending rent payments, extending payment terms with our vendors and pausing our share repurchase program.  As we moved into the second quarter we started to open the majority of our stores and experienced higher than expected revenue driven by the efforts of our sales teams to connect with customers and take advantage of pent up demand from lockdowns.  We also benefited from a reduction in competition for discretionary spending given that many options such as travel and entertainment were unavailable or significantly restricted. Sales through the second quarter and ultimately back half of the year were in excess of expectations despite rolling short-term store closures, wide-spread operating restrictions, supply chain delays, a curtailed back to school as most students were attending virtually, capacity restrictions in peaks, lack of tourism and numerous other impacts to our business.

Overall, COVID-19 had a meaningful, negative impact on the business as total sales were down 4.2% for the full year. All categories, other than hardgoods, were down in total sales.  Though total net sales were down for the year, operating margins increased 150 basis points from fiscal 2019 on top of an improvement of 210 basis points in fiscal 2019.  These gains translated to $3.00 of diluted earnings per share, up from $2.62 in the prior year and represented the most profitable year in the history of our company. Overall fiscal 2020 earnings improvements were driven by significant gains in product margins, strong expense management, occupancy abatements and government credits primarily related to payroll that were able to offset the impacts of decreased sales.  We added 3 new stores in North America in fiscal 2020, down from 6 new stores added in fiscal 2019. During fiscal 2020, we also added 7 new Blue Tomato stores in Europe and 2 new Fast Times store in Australia and continue to have meaningful expansion opportunities in these areas.

As a leading global lifestyle retailer, we continue to differentiate ourselves through our distinctive brand offering and diverse product selection, as well as the unique customer experience across all of our platforms. We remain committed to serving the customer launching over 100 new brands in 2020. We have made investments over several years to integrate the digital and physical channels creating a seamless shopping experience for our customer and one channel expense structure which we believe was a critical asset in 2020 as more demand shifted to the digital channels in response to store closures.  We are continuing to deliver almost all of our online orders in North America from our stores, which has provided significant improvements in the speed of delivery to our customers. Internationally we continue to see deeper penetration of localized fulfillment and are in various stages of roll-out in different countries.  In-store fulfillment is a key part of strategy that we believe will drive long term market share by leveraging the strengths of our store sales team, providing better and faster service to customers, improving product margins, maximizing the productivity of inventory, providing additional selling opportunities, and utilizing one cost structure to serve the customer.

We believe that by making these key investments over many years and looking at financial results over a longer time horizon will provide a better long-term return for our investors; and since owned stock or stock based awards are the material component of our NEOs compensation and wealth creation, we believe our compensation structure aligns management’s and shareholders’ interests.

Due to our executive compensation programs emphasis on pay for performance and pay at risk, compensation awarded to the NEOs for fiscal 2020 reflected Zumiez’ results.  As shown below, for the named executive officers as a group, excluding the Chairman and the CEO, pay at risk and performance-based pay for fiscal 2020 comprised an average of approximately 57.0% and 40.0%, respectively, of the total compensation as shown in the Summary Compensation Table. We have excluded our Chairman and CEO due to the difference in the compensation structure for the Chairman and CEO, who beneficially own 4.6% and 10.0% of the Company as of March 24, 2021, respectively, and have not received equity awards since before our initial public offering as discussed further under the section heading, “The Compensation Decision-making Process.”

Compensation Elements as a Percentage of Total Compensation
At-risk pay 57%
Performance-based pay 40%
17%
23%
17%
8%
35%
Stock Option Grants
Bonus
Restricted Stock Grants
All Other Compensation
Non-Equity Incentive Plan Compensation
Base Salary

Fiscal 2021 – A Look at the Upcoming Year

We are entering fiscal 2021 having just come off an incredibly challenging year that resulted in our sales decreasing 4.2%, while still recording the strongest earnings in the history of our company.  We are currently planning 2021 with the expectation that we will continue to experience many of the challenges that impacted us in 2020, but with fewer store closures and restrictions as we move through the year.  Given the cadence of 2020, we are expecting the first quarter to be significantly stronger than 2020 while the second quarter and various elements of the back half of the year will be more challenging based on the increased competition for discretionary dollars and timing of normalized operational costs, including store payroll, travel, marketing events, and training, as overall COVID restrictions are reduced.

In fiscal 2021, our focus remains on serving the customer with strategic investments largely focused on enhancing the customer experience while increasing market share and creating operational efficiencies to drive operating margin expansion.  Given our significant cash position, we have the security to manage through potential difficulties while also investing strategically in important long-term initiatives. As we are within our targeted store count range in North America, we expect that store count will be roughly flat in the region. In Europe and Australia, however, we continue to believe we have growth opportunities and we are planning 22 new stores in these regions during fiscal 2021, up from 9 in 2020.

In fiscal 2021, considering our anticipated growth rate inclusive of the recapture of lost sales from store closures in 2020, we expect that we will be able to grow operating margins for the full year compared to fiscal 2020. It is important to note that we will also be looking to reintroduce costs that were cut in 2020 due to their importance to our long-term strategy, culture, and brand.  These costs will include many training and marketing related events that we were unable to execute in 2020 due to travel and other restrictions, department travel to connect our people and increased store hours as malls around the world move back to normal operations. Our year-end fiscal 2020 inventory was down 0.5% from year-end fiscal 2019.  In fiscal 2021, we anticipate inventory levels per square foot will grow slower than sales on the year as we apply learnings from 2020 to further increase inventory turns. Excluding any potential share buy-backs under the currently authorized program, we expect cash, short-term investments and working capital to increase, and do not anticipate any new long-term borrowings during the year. Long-term, we aim to grow sales annually and grow operating profit at a faster rate than sales by focusing on the changing consumer environment while managing our cost structure.

Base Salary

In March 2020, the compensation committee met and reviewed the evaluations of the NEOs and the overall performance of the Company’s fiscal 2019 results against three objective measures; (1) net sales growth, (2) product margin and (3) operating profit. The strong performance in fiscal 2019 and the contributions of the NEOs towards achieving those results was offset by the uncertainty in March 2020 due to the escalation of the COVID-19 pandemic. Due to the near-term uncertainty and rapidly evolving situation as a result of the COVID-19 pandemic, the following base salaries for fiscal 2020 were awarded:

Executive Officer	Fiscal 2020 Base Salary (1)	Increase Over Prior Fiscal Year
Thomas D. Campion, Chairman of the Board	$335,000	0.0%
Richard M. Brooks, Chief Executive Officer and Director	$735,000	0.0%
Christopher C. Work, Chief Financial Officer	$440,000	0.0%
Troy R. Brown, President North America	$530,000	0.0%
Chris K. Visser, Chief Legal Officer and Secretary	$356,000	0.0%
Adam C. Ellis, President International	$414,000	0.0%

(1)	Reflects annualized base salary as of the fiscal year end. Refer to the Summary Compensation Table for actual base salary paid in fiscal 2020.

The compensation committee sets executive base salaries at levels it believes are competitive based on each individual executive’s role and responsibilities.  The compensation committee reviews base salaries for executive officers at the time of hire and thereafter on an annual basis. The compensation committee may also review base salary at the time of promotion or other significant changes in responsibilities.  Base salary changes also impact target annual short-term cash based incentive amounts, and actual annual short-term cash based incentive payouts, because they are based on a percentage of base salary.  When reviewing each executive’s base salary, the compensation committee considers the level of responsibility and complexity of the executive’s job, whether individual performance in the prior year was particularly strong or weak, and the salaries paid for the same or similar positions based on analysis of the competitive market.  Consistent with the philosophy discussed previously, our executive base salaries generally are set at less than the median (at the 40th percentile) for comparable positions based on analysis of the competitive market.

Short-Term Cash Based Incentives

In March 2020, the compensation committee approved the terms of the fiscal 2020 short-term cash based incentives. Subsequent to the approval of the short-term cash-based incentives, we experienced global short-term store closures due to the COVID-19 pandemic. In response to the rapidly evolving situation, the Company took immediate action to reduce operating costs and preserve financial liquidity, which included cancelling the short-term cash-based incentive program in April 2020.

Per our historical practice, the NEOs short-term cash based incentives approved in March 2020, and subsequently canceled, were targeted at approximately 0.2% of consolidated budgeted sales and 0.4% of consolidated budgeted sales at maximum payout. The short-term cash based incentives are appropriate to provide for increased payouts due to the significant shareholder returns commonly generated by above-target net sales, product margin and operating profit performance. The compensation committee has the discretion under the plan to reduce the awards paid under the plan, but does not have discretion to increase payouts that are based on achievement of the objective performance goals or make a payout based on the objective performance goals if the first threshold targets are not achieved. All of our executives are subject to our Executive Compensation Recovery Policy, which further mitigates excessive risk taking. No payouts are made until audited financial results are received, reviewed and approved by the audit committee at our March meeting after our fiscal year has ended.

For each of the following performance measures, net sales, product margin and operating profit, the compensation committee established performance metrics for the NEOs. Performance metrics were established for North America operations and other international, consisting of Europe and Australia operations, for net sales, product margin and operating profit. The performance metrics on a consolidated basis were established for operating profit. These performance measures exclude the impact of changes in the foreign exchange rate, additional valuation allowances beyond those in the budgeted plan and does not include any share repurchases in the dilutive share count. Performance metrics for North America and other international operations are tightly managed and to the extent that overall shareholder return is still met, the compensation committee is allowed to make certain adjustments for strategic items not planned that negatively impact short-term growth expectations, but contribute to long-term growth expectations of the business unit. The first threshold relates to a minimum acceptable level of financial performance. The second threshold is intended to be the target performance.  If the minimum acceptable level is achieved for any given metric, the incentives are calculated on a sliding scale culminating in the top threshold, which is designed as a stretch challenge. The compensation committee believes these goals are not easily achieved and, in the fourteen years since becoming a public company, no NEO has achieved all of the stretch challenge measurement goals.  The compensation committee used different performance measures for different NEOs.  These are noted in the following tables which show the performance thresholds for each performance measure used for fiscal 2020:

	Performance Metrics - Consolidated
Objective Measure	1	2	3	4	5
		Target
Net sales growth - North America	1.9%	3.5%	4.8%	5.5%	6.3%
Net sales growth - Other international	11.0%	15.2%	17.9%	19.4%	20.9%
Product margin improvement - North America	Last year plus	Last year plus	Last year plus	Last year plus	Last year plus
	0.10%	0.18%	0.27%	0.32%	0.37%
Product margin improvement - Other international	Last year plus	Last year plus	Last year plus	Last year plus	Last year plus
	0.51%	0.75%	1.12%	1.31%	1.50%
Operating profit improvement - North America	5.7%	9.6%	13.2%	15.0%	17.2%
Operating profit improvement - Other international	30.8%	72.5%	100.1%	115.5%	131.2%
Operating profit improvement - Global	3.7%	10.0%	15.3%	18.1%	21.3%

The following table represents the percentage of the respective NEOs base salary that will be earned upon achievement of the performance thresholds (“Threshold Percentage”):

	Performance Threshold
Executive Officer	1	2	3	4	5
Thomas D. Campion, Chairman of the Board	33%	65%	98%	114%	130%
Richard M. Brooks, Chief Executive Officer and Director	63%	125%	188%	219%	250%
Christopher C. Work, Chief Financial Officer	35%	70%	105%	123%	140%
Troy R. Brown, President North America	35%	70%	105%	123%	140%
Chris K. Visser, Chief Legal Officer and Secretary	28%	55%	83%	96%	110%
Adam C. Ellis, President International	25%	50%	75%	88%	100%

The threshold percentages in the table above are multiplied by the percentages in the following table for each performance threshold achieved (“Objective Measure Weighting Percentage”). The compensation committee weights each threshold for each of the NEOs based upon that individual’s ability to impact the measure. The objective measures are weighted between North America and other international performance thresholds based on fiscal 2020 budgeted sales results, with exception of the President North America and President International, whose objective measures are weighted higher for North America operations and other international operations, respectively.

	Objective Measure
Executive Officer	North America Net Sales	Other Inter-national Net Sales	North America Product Margin	Other Inter-national Product Margin	North America Operating Profit	Other Inter-national Operating Profit	Consolidated Operating Profit
Thomas D. Campion, Chairman of the Board	26%	4%	17%	3%	n/a	n/a	50%
Richard M. Brooks, Chief Executive Officer and Director	26%	4%	17%	3%	n/a	n/a	50%
Christopher C. Work, Chief Financial Officer	26%	4%	17%	3%	n/a	n/a	50%
Troy R. Brown, President North America	26%	4%	17%	3%	44%	6%	n/a
Chris K. Visser, Chief Legal Officer and Secretary	26%	4%	17%	3%	n/a	n/a	50%
Adam C. Ellis, President International	4%	26%	3%	17%	6%	44%	n/a

Therefore, for each performance threshold achieved, the calculation of the short-term cash based incentive earned is as follows:

Base Salary ($) x Threshold Percentage x Objective Measure Weighting Percentage

As previously stated, the short-term cash-based incentive program was cancelled in April 2020 in response to the rapidly evolving situation and wide-spread store closures related to the COVID-19 pandemic. As such, there were no short-term cash-based incentives paid to the NEOs for fiscal 2020.

Bonus

While we continue to execute growth strategies and invest for the future, the compensation committee recognizes the uncertain economic environment that has the potential to negatively impact virtually every industry including consumer discretionary spending businesses such as ours.  The compensation committee recognizes that in some circumstances it may be advisable to establish and pay discretionary bonuses in order to reward NEOs for managing the business during unusual circumstances or difficult economic conditions.  For example, in a situation where at the beginning of a fiscal year there was believed to be a wide range of possible financial outcomes, this variability may make it difficult to set targets for short-term cash-based incentives. Accordingly, at the end of the fiscal year the compensation committee retains the discretion to award a bonus if the NEOs were able to achieve meaningful results during the fiscal year. We may also award discretionary cash bonuses from time to time in order to attract and retain key NEOs. The intention is to pay such bonuses rarely if and only if other elements of the executive pay system do not respond to outstanding achievements clearly pursued and delivered in the interests of our shareholders. The compensation committee evaluates the below criteria in determining whether to award a bonus, including:

•	current environment and current year performance,
•	comparison of performance to peer group,
•	cash and working capital position, and
•	comparison to the incentive metrics of net sales, product margin and operating profit had the short-term cash-based incentive program been in place.

As referenced above, in March 2020, the World Health Organization categorized COVID-19 as a pandemic and virtually all our retail stores were closed across all markets globally. The re-opening of stores began at the end of the first fiscal quarter and into the second fiscal quarter. We continued to experience operating restrictions and closures through the third and fourth quarter. In response to the rapidly evolving situation, the Company took immediate action to reduce operating costs and preserve financial liquidity, which included cancelling the short-term cash-based incentive program in April 2020.

During the July 2020 to November 2020 time frame, the chair of the compensation committee, along with its independent compensation consultant and the Company’s CEO, had initial discussions about the discretionary bonus criteria set forth above and how to approach the topic of incentive compensation in light of the short-term cash-based incentive program being cancelled.  This discussion continued at the December 2020 compensation committee meeting with attention being given to guidance provided by proxy advisory firms on the topic of pandemic-related adjustments to compensation programs.  Potential approaches and principles to the topic of incentive compensation in light of the pandemic were further reviewed and discussed, but no final decisions were made pending a review of final year end performance that would take place at the next meeting in March 2021.

In March 2021, the compensation committee finalized and then evaluated the discretionary bonus criteria set forth above in assessing whether to award a discretionary bonus. For fiscal year 2020, the challenges of COVID-19 resulted in a net sales decrease of 4.2% primarily due to store closures, partially offset by a comparable sales increase of 13.6% driven by strong web performance. Despite the decrease in net sales, operating margin increased 150 basis points to 9.8%, from 8.3% in fiscal 2019, due to significant gains in product margin, strong expense management, occupancy abatements and government credits. This resulted in diluted earnings per share of $3.00, an increase from $2.62 in the prior year and represented the most profitable year in the history of the Company. As of fiscal 2020 year-end, cash, cash equivalents and current marketable securities were $375.5 million, an increase of $124.3 million or 49.5%, compared to fiscal 2019. The Company continues to have no long-term debt.

In fiscal 2020, the NEOs delivered industry leading performance results for specialty retailers, while prioritizing the health and safety of employees, navigating the uncertainty and financials risks of the pandemic, engaging and serving the customer, increasing the strength of the balance sheet and driving shareholder value. In acknowledgement of these accomplishments and fiscal 2020 performance against the aforementioned criteria, the compensation committee elected to make a discretionary bonus. The approach to the payment of a discretionary bonus, including the discretionary bonus criteria discussed above, applied not just to the NEOs, but was also applied broadly throughout the company. The bonus awarded to the NEOs for fiscal 2020 were as follows:

Executive Officer	Bonus
Thomas D. Campion, Chairman of the Board	$217,000
Richard M. Brooks, Chief Executive Officer and Director	$918,000
Christopher C. Work, Chief Financial Officer	$308,000
Troy R. Brown, President North America	$452,000
Chris K. Visser, Chief Legal Officer and Secretary	$196,000
Adam C. Ellis, President International	$207,000

Long-Term Equity Incentives

The compensation committee uses long-term equity incentives as a significant component of total compensation consistent with the culture and compensation philosophy. The compensation committee continues to believe in the importance of equity compensation for all executive officers and issues equity incentives broadly through the management population.

Additionally, because we do not have a pension or a supplemental executive retirement plan, we believe our executives should plan for their retirement substantially through potential wealth accumulation from equity gains.

Long-term equity incentive awards are determined through a combination of the Company’s performance, execution of our total compensation strategy of rewarding executives and providing a foundation for wealth building. Our stock option awards generally have a ten-year term and typically vest 25% per year. Our restricted stock awards generally vest 33% per year.

The compensation committee met in March 2020 and considered the performance of the Company, its overall compensation strategy and the level of equity grants to align the NEOs with shareholders. Based on the compensation committee’s deliberations, the following equity incentive awards were granted:

Executive Officer	Restricted Stock Grants	Stock Option Grants
Thomas D. Campion, Chairman of the Board	—	—
Richard M. Brooks, Chief Executive Officer and Director	—	—
Christopher C. Work, Chief Financial Officer	8,602	18,648
Troy R. Brown, President North America	21,505	46,620
Chris K. Visser, Chief Legal Officer and Secretary	7,526	16,317
Adam C. Ellis, President International	8,064	17,482

The compensation committee believes the levels of grants are appropriate, consistent with its compensation strategy and provide a meaningful alignment of the NEOs with the Company’s shareholders.

Equity Grant Timing Practices. All stock options granted at Zumiez have an exercise price equal to the closing market price of our stock on the grant date. Regular annual grants for employees are approved at the March compensation committee and board meetings, and the grant date for such annual grants is generally the second business day after the public release of fiscal year-end earnings. The grants are approved as formulas based on a specified dollar amount and approved dilution percentages; the number of shares and exercise price for each option grant are determined based on the closing market price of our stock on the grant date, and the number of shares for each restricted stock grant is determined by dividing the dollar amount by the closing market price of our stock on the grant date. The board gives the CEO the ability to grant a small number of equity awards for the current fiscal year at the March board meeting for new hires and promotions.

Who is Involved in Compensation Decisions for NEOs

The role of the compensation committee—The compensation committee oversees and governs the compensation of the NEOs. The compensation committee is currently composed of four independent outside directors.  Its top priority is aligning the interests of the NEOs with those of shareholders and motivating them in the most effective manner possible to create maximum long-term shareholder value.  The compensation committee’s responsibilities are to:

•	Establish and articulate the philosophy, rationale and strategy for compensating all NEOs.
•	Approve and oversee group and individual compensation plans designed to fulfill our philosophy and strategy.
•	Develop, recommend and justify to the board all compensation decisions and actions for the CEO.
•	Review and approve all compensation decisions and actions for other NEOs.
•	Review and approve any up-front performance measures, goals, standards, weightings and formulas that may be used to determine future conditional awards for NEOs.
•	Ensure the ongoing success of our compensation program for NEOs by seeking, pursuing, evaluating and implementing improvements.
•	Review total compensation compared to compensation opportunities and practices in the competitive market for executive talent.
•	Evaluate the enterprise risk associated with all forms of compensation.
•	Appoint, determine the funding for, and oversee the independent compensation consultant.

The role of NEOs—The NEOs, and in particular the CEO, provide and explain information requested by the compensation committee and are present at compensation committee meetings as requested by the compensation committee. The NEOs are not present during deliberations or determination of their respective compensation. On behalf of the compensation committee, the CEO has the following specific responsibilities:

•	Develop, recommend and justify, to the compensation committee, compensation decisions and actions for NEOs other than the CEO.
•

Develop, recommend and justify, to the compensation committee, any up-front performance measures, goals, standards, weightings and formulas that may be used to determine future conditional awards for the compensation program for NEOs.

•	Report, to the compensation committee, experiences with the compensation program for NEOs and present any perceived opportunities for improvement.
•	Communicate appropriate information about the compensation committee’s actions and decisions to the other NEOs.

The role of external advisors—At the compensation committee’s discretion, it may engage and consult with external advisors as it determines necessary to assist in the execution of its duties. External advisors have the following responsibilities:

•	Provide research, analysis and expert opinions, on an as-requested basis, to assist the compensation committee in education, deliberations and decision-making.
•	Maintain independence from our management.
•	Interact with members of management only with the approval of the chair of the compensation committee.

All external advisors are engaged directly by the compensation committee and independently of the management of the Company.

The compensation committee periodically engages a compensation consultant to work with the compensation committee on its compensation deliberations. During fiscal 2020, the compensation committee asked Meridian Compensation Partners, as the independent consultation to the committee, to provide an assessment of compensation levels and advise the compensation committee on compensation strategies based on a market analysis taking into account recruiting goals, and retaining and motivating talent to build shareholder value. The compensation committee and the Company believe the compensation consultant is independent of Zumiez and our management.

Our Chief Legal Officer and Secretary also supports the compensation committee in its work.

The Compensation Decision-making Process

The compensation committee gathers together information to help it assess compensation for the NEOs, including:

•

Tally sheets—We use tally sheets for each of the NEOs to summarize the significant components of compensation, including base salary, short-term cash based incentives, bonuses, and equity incentives. The tally sheets are compared to targeted total compensation.

•

Competitive compensation analysis—At the compensation committee’s direction, the compensation consultant developed and delivered analysis of competitive compensation for each NEO position. The focus was on a representative benchmarking peer group to reflect the competitive market for executive talent.  The benchmarking peer group was developed using industry, revenue and retail segment screening criteria to identify the peer group, which included Abercrombie & Fitch, American Eagle Outfitters, Buckle, Cato Corp, Citi Trends, Duluth Holdings, Five Below, Genesco, Hibbett Sports, Lands' End, Sportsman’s Warehouse Holdings, Tilly's, Urban Outfitters, and Vera Bradley. Analysis was performed using publicly-available information on executive pay levels compiled from the most recently available proxy statements of publicly-held companies.  The compensation consultant provided expert opinions and conclusions to the compensation committee about targets for base salary, short-term cash based incentives and long-term equity incentives for our NEO roles.  The committee used this information to ensure that our stated philosophy and strategy for aligning executive compensation opportunities with the competitive market has been and continues to be fulfilled.

•

Fiscal 2020 results—The compensation committee has access to fiscal 2020 operating plans and budgets as approved by the board of directors in March 2020. Management updates the compensation committee and the board on actual performance compared to budgets and summarizes for the compensation committee how the Company and the NEOs performed against the performance targets.

•

Fiscal 2021 operating and financial plans—The compensation committee also receives the operating plan and budgets for fiscal 2021 as approved by the Company’s board of directors. The compensation committee uses this information to help establish performance targets for the upcoming fiscal year.

•

Audited results—The compensation committee reviews the final audited results to confirm that performance targets were achieved. No incentive awards are made until audited results are received by the board.

•

Performance of peer retailers—The compensation committee requests that management prepare a schedule comparing our performance, including comparable sales growth, operating income and earnings per share, for the last five fiscal years to the above stated peer group. All of the information for these retailers was summarized from publicly available data. The compensation committee compares our relative performance as an additional data point understanding that all of these companies are larger and may have significantly different business models with significantly different growth profiles.

•

Evaluations—The compensation committee receives a self-evaluation and confidential upward evaluations of the CEO and summary evaluations of the remaining NEOs. The compensation committee chair solicits the full membership of the board for feedback on the CEO’s performance and prepares the CEO’s annual evaluation for review by the full compensation committee.

The compensation committee thoroughly and systematically reviews and discusses all information submitted.  It asks management to clarify and supplement as appropriate. The committee then works with its consultant to determine fair and competitive compensation awards and opportunities for each of the NEOs.

The compensation committee currently structures the NEO compensation program to:

•	Provide conservative (40th percentile) base salary opportunities against the Company’s competitive market for executive compensation talent.
•	Establish average (50th percentile) total cash compensation opportunities (base salary, bonus and Short-Term Cash Based Incentives) against the competitive market.
•

Provide long-term equity-based awards at the 50th percentile when compared to competitive practices for comparable roles.  In the case of our Chairman and our CEO who beneficially own 6.1% and 10.1% of the Company, respectively, the compensation committee has concluded that each executive owns a sufficient amount of equity to align them with the long-term interests of shareholders.  Because of this, neither our Chairman nor our CEO has received equity grants since before the Company’s initial public offering.

The compensation committee evaluates this approach to total direct compensation on an annual basis to best maintain alignment of the interests of NEO’s with the long-term economic interests of shareholders, given the maturity, complexity and size of the business. Included is a thorough review of the approach to the Chairman and CEO, where the committee reserves the right to provide additional equity-based awards to the incumbents if it determines doing so is in the best interests of shareholders and/or is needed to best reflect competitive practices.

During its deliberations, the compensation committee also considers:

•	Long-term wealth accumulation—the accumulated wealth from previous equity incentives granted to each NEO.
•	Internal pay equity—the relationship between the compensation of our CEO and the other NEOs, as well as staff at-large.

There is discretion inherent in the compensation committee’s role of establishing compensation for the NEOs. The compensation committee has attempted to minimize discretion by focusing on the three objective financial measures it considers to be the long-term drivers of the Company’s business: net sales, product margin and operating profit. These performance measures have historically been used to determine the short-term cash based incentives and are also key considerations in determining changes to base salary and long-term equity incentive awards.  Some discretion is used by the compensation committee in evaluating the qualitative performance of the NEOs in determining base salary adjustments and payment of discretionary bonuses.  Some discretion is also used in the granting of long-term equity incentive awards to help NEOs build wealth through ownership of Zumiez stock.  However, in all of these uses of discretion the compensation committee is also governed by the overall compensation philosophy; and, is guided by explicit competitive targets and ranges of reasonableness.

In making its final decisions, the committee works to ensure that all outcomes are thoroughly justifiable and defensible as well as fair and effective from all critical perspectives: those of the full board, shareholders, objective external experts and the NEOs themselves.

Advisory Vote on Executive Compensation.  The shareholders of the Company are provided the opportunity to provide an advisory vote on the Company’s executive compensation every three years, including at the 2020 annual meeting of shareholders.  At the last such vote in June 2020 the shareholders of the Company approved the Company’s executive compensation in an advisory vote with 98.3% of the votes being cast in favor of the Company’s executive compensation.  The compensation committee viewed this vote as strong support for its executive compensation decisions and policies and, accordingly, it did not consider making changes to its executive compensation decisions and policies in response to the 2020 advisory shareholder vote.

Enterprise Risk and Compensation

The compensation committee considers all facets of the NEOs compensation structure and believes it appropriately balances the drive for financial results and risks to the Company. The compensation committee aligns executive compensation with shareholder interests by placing a majority of total compensation “at risk,” and increasing the amount of pay that is “at risk” as the executives achieve higher levels of performance. “At risk” means the executive will not realize value unless performance goals are attained. The short-term incentives are tied to easily measurable financial metrics that the compensation committee believes are consistent, transparent and drive shareholder value; that is, net sales, product margin and operating profit. The majority of the long-term based compensation vests over several years and is not tied to specific financial metrics. By combining annual cash incentives tied to short-term financial performance along with the majority of the NEOs long-term wealth creation tied to stock performance, the compensation committee believes an appropriate balance exists between rewarding performance without excessive risk taking. In addition the compensation committee believes the short-term incentives in place that are tied to financial performance do not provide excessive risk to the Company as they are capped at no more than 250% of base pay for our CEO, 130% for our Chairman of the Board, 140% for our Chief Financial Officer, 140% for our President North America, 110% for our Chief Legal Officer and Secretary and 100% for our President International.  The compensation committee believes that the overall executive compensation policy contains less than a ‘reasonable likelihood’ of material risk.

Employment Agreements

None of our U.S. employees have an employment agreement and all U.S. employees are “at will.”

Tax and Accounting Implications

Accounting Treatment.  We recognize a charge to earnings for accounting purposes for equity awards over their vesting period.  We expect that the compensation committee will continue to review and consider the accounting impact of equity awards in addition to considering the impact for dilution and overhand when deciding on amounts and terms of equity grants.

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation for certain named executives in excess of $1.0 million. The compensation committee believes that while it is generally in the Company’s best interests to comply with Section 162(m) and expects that most of the compensation paid to the named executives to be under the $1.0 million limit, the committee believes that there may be circumstances in where the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162. Therefore, the compensation committee intends to continue to structure the executive compensation with an emphasis on a pay-for-performance and pay-at-risk basis.

Taxation of Parachute Payments and Deferred Compensation. We do not provide and have no obligation to provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 280G, 4999, or 409A of the Code.  Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceed certain limits prescribed by the Code, and that the employer may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also may impose significant taxes on a service provider in the event that he or she receives deferred compensation that does not comply with the requirements of Code Section 409A.  We have structured our compensation arrangements with the intention of complying with or otherwise being exempt from the requirements of Code Section 409A.  Our 2014 Equity Incentive Plan provides that it shall be interpreted and administered to the extent necessary to comply with or effectuate an exemption from the requirements of Code Section 409A.

Advisory Vote on Executive Compensation

We provided the Company’s shareholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers at our 2020 annual meeting of shareholders. As noted above under the section heading “The Compensation Decision-making Process”. The result of the prior advisory shareholder vote at our 2020 annual meeting of shareholders was 98.3% of votes cast approved the compensation of our named executive officers.

Additionally, at our 2017 annual meeting of shareholders, we provided the Company’s shareholders with the opportunity to indicate their preference on how frequently we should seek an advisory vote on the compensation of our named executive officers, with the option for every “1 Year,” every “2 Years,” or every “3 Years.”  The result of this advisory vote at our 2017 annual meeting of shareholders was 66.0% of votes cast were in favor of an advisory vote on executive compensation every three years.  Based on the board of directors’ recommendation for a frequency of three years and the voting results with respect to the frequency of future advisory votes on executive compensation, the board of directors determined that it would include in the annual shareholder meeting proxy materials a shareholder vote on executive compensation every three years until the next required vote on frequency of advisory votes on executive compensation, which we are providing the opportunity to vote on at our 2023 Annual Meeting of Shareholders.

CEO/Median Employee Pay Ratio

We believe in delivering quality employment experiences at all levels within the Company.  In that regard, every year we create thousands of career opportunities for individuals who are just beginning their professional careers and who are driven to develop new skills in an environment centered around teaching and learning.  Many of these opportunities are provided to our part-time sales associates, who on average are approximately 19 years of age, and are often furthering their career through concurrent education and/or additional employment opportunities.

The median employee was identified by calculating fiscal year taxable income for each of our 8,851 employed individuals, excluding our CEO, on January 30, 2021.  All employees located in North America and Europe were included in the calculation. A de minimis number of non-U.S. employees, approximately 124 located in Australia, were excluded.  Additionally, Canadian dollars and Euros were converted to U.S. dollars using the applicable exchange rates on the date listed above. To help assure an accurate representation of the median employee, earnings for regular employees employed for less than one year were annualized based on their individual average earnings to date.

For fiscal 2020, we identified our median employee to be a part-time Sales Associate in one of our U.S. stores, whose annual compensation was $6,822.  As stated in the “Total” column in the Summary Compensation Table, our CEO’s total compensation for fiscal 2020 was $1,664,205. As a result, we estimate our CEO to median employee pay ratio to be 244:1.

Compensation Committee Interlocks And Insider Participation

Mr. Hyde, Ms. McCoy, Ms. Holmes, and Mr. Louden served as members of the compensation committee during fiscal 2020. Mr. Smith served as a member and chair of the compensation committee until June 2, 2020. No member of the compensation committee was at any time during fiscal 2020 or at any other time an officer or employee of Zumiez, and no member had any relationship with Zumiez requiring disclosure as a related-person in the section “Certain Relationships and Related Transactions.” One of our executive officers, Troy Brown, served on the board of directors of 5.11 Tactical and one of the executive officers of that company, Matthew Hyde, served on our compensation committee, as the chair, effective as of June 3, 2020. Mr. Hyde’s term will end on June 1, 2021 and he will not seek re-election for the term ended in 2024. Except as previously noted, no other executive officer of Zumiez has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our board of directors or compensation committee during fiscal 2020.

Report Of The Compensation Committee Of The Board Of Directors

The compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Matthew L. Hyde, Chairperson

Sarah (Sally) G. McCoy

Kalen F. Holmes

Steve P. Louden

The compensation committee report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the compensation committee report by reference therein.

Summary Compensation Table

The following table shows all compensation for fiscal 2020, 2019 and 2018 awarded to, earned by, or paid to our CEO, our CFO and our other named executive officers.

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Name and Principal Position	Year	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)		($)
Thomas D. Campion	2020	335,033	217,000	—	—	—	11,573		563,606
Chairman of the Board	2019	335,033	—	—	—	339,146	12,763		686,942
	2018	335,033	—	—	—	335,260	9,790		680,083

Richard M. Brooks	2020	735,000	918,000	—	—	—	11,205		1,664,205
Chief Executive Officer	2019	734,615	—	—	—	1,430,953	12,425		2,177,993
and Director	2018	714,521	—	—	—	1,376,025	9,458		2,100,004

Christopher C. Work	2020	440,000	308,000	159,997	160,000	—	7,948		1,075,945
Chief Financial Officer	2019	439,769	—	149,988	149,996	411,180	9,016		1,159,949
	2018	426,942	—	124,979	124,995	395,371	8,666		1,080,953

Troy R. Brown	2020	530,000	452,000	399,993	400,000	—	10,940		1,792,933
President North America	2019	529,712	—	374,996	374,996	464,757	11,377		1,755,838
	2018	514,712	—	899,967	299,991	452,192	7,139		2,174,001

Chris K. Visser	2020	356,000	196,000	139,984	140,000	—	10,709		842,692
Chief Legal Officer	2019	355,385	—	124,982	124,991	277,235	9,077		891,670
and Secretary	2018	323,712	—	124,979	124,995	249,417	6,886		829,989

Adam C. Ellis	2020	414,000	207,000	149,990	149,996	—	395,738	(7)	1,316,724
President International	2019	413,769	50,000	—	—	75,203	316,736	(7)	855,708
	2018	400,500	—	249,976	—	162,855	277,306	(7)	1,090,637

(1)

This column represents the base salary earned during fiscal 2020, 2019 and 2018. We use a fiscal calendar consisting of a 52- or 53-week period ending on the Saturday closest to January 31 with an extra week added to the fourth quarter every five or six years. Fiscal 2020, 2019 and 2018 were 52-week fiscal years.

(2)

This column represents the bonus compensation awarded to NEOs during fiscal 2020 and 2019 and paid in early fiscal 2021 and 2020, respectively.  For additional information on the amount related to bonus compensation, see the previous discussion in the Compensation Discussion and Analysis entitled “Bonus.”

(3)

This column represents the aggregate grant-date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures related to service based vesting conditions. For assumptions used in determining these values, please see Note 2 (listed under Stock-Based Compensation) in the Notes to Consolidated Financial Statements in our fiscal 2020, 2019 and 2018 Form 10-K. Information regarding the restricted stock awards granted to the NEOs during fiscal 2020 is set forth in the Grants of Plan-Based Awards Table on a grant-by-grant basis.

(4)

This column represents the aggregate grant-date fair value of stock option awards calculated in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures related to service based vesting conditions. For assumptions used in determining these values, please see Note 2 (listed under Stock-Based Compensation) in the Notes to Consolidated Financial Statements in our fiscal 2020, 2019 and 2018 Form 10-K. Information regarding the stock option awards granted to our NEOs during 2020 is set forth in the Grants of Plan-Based Awards Table on a grant-by-grant basis.

(5)

The amounts set forth in this column were earned during fiscal 2020, 2019 and 2018 and paid in early fiscal 2021, 2020 and 2019 respectively, to each of the NEOs under our executive Short-Term Cash Based Incentives. For additional information on the determination of the amounts related to Non-Equity Incentive Plan Compensation, see the previous discussion in the Compensation Discussion and Analysis entitled, “Short-Term Cash Based Incentives.” Information regarding the threshold, target and maximum estimated future payouts under non-equity incentive plan awards is set forth in the Grants of Plan-Based Awards Table.

(6)	All other compensation includes 401(k) employer match contributions and company paid life insurance premiums.
(7)

In fiscal 2017, Mr. Ellis relocated to Austria at our request and received international assignment-related benefits, including housing-related expenses and tax equalization. In fiscal 2020, he received $96,559 in housing-related benefits, $34,728 in other assignment-related costs, and $256,615 in tax equalization payments.  In fiscal 2019, he received $66,409 in housing-related benefits, $23,940 in other assignment-related costs, and $226,387 in tax equalization payments.  In fiscal 2018, he received $102,954 in housing-related benefits, $15,094 in other assignment-related costs, and $159,258 in tax equalization payments. The tax-equalization payments are intended to place Mr. Ellis in a similar net tax position as a similarly compensated employee in the United States.

Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to the NEOs in fiscal 2020. In the columns described as Estimated Future Payouts Under Non-Equity Incentive Plan Awards, this table quantifies potential awards under the executive short-term cash based incentives plan discussed previously.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	or Units (#) (2)	Options (#) (3)	Awards ($) (4)	Awards ($) (5)
Thomas D. Campion		108,875	217,750	435,500	—	—	—	—
Chairman of the Board

Richard M. Brooks		459,375	918,750	1,837,500	—	—	—	—
Chief Executive Officer and Director

Christopher C. Work		154,000	308,000	616,000
Chief Financial Officer	3/16/2020				8,602			159,997
	3/16/2020					18,648	18.60	160,000

Troy R. Brown		185,500	371,000	742,000
President North America	3/16/2020				21,505			399,993
	3/16/2020					46,620	18.60	400,000

Chris K. Visser		154,000	308,000	616,000
Chief Legal Officer and Secretary	3/16/2020				7,526			139,984
	3/16/2020					16,317	18.60	140,000

Adam C. Ellis		103,500	207,000	414,000
President International	3/16/2020				8,064			149,990
	3/16/2020					17,482	18.60	149,996

(1)

These columns show what the potential payout for each NEO was under the executive short-term cash based incentives for fiscal 2020 if the threshold, target or maximum goals were satisfied for all performance measures. The short-term cash-based incentive was approved in March 2020 and subsequently cancelled in April 2020 due to the COVID-19 pandemic. Please refer to the discussion in the Compensation Discussion and Analysis entitled, “Short-Term Cash Based Incentives” and the Summary Compensation Table for amounts earned by the NEOs in fiscal 2020.

(2)

This column shows the number of shares of restricted stock granted in fiscal 2020 to the NEOs. The restricted stock awards vest over a three-year period in equal annual installments beginning on the first anniversary date of the grant. Please refer to the discussion in the Compensation Discussion and Analysis entitled, “Long-Term Equity Incentives.” Information on the aggregate grant-date fair value of restricted stock awards is set forth in the Summary Compensation Table.

(3)

This column shows the number of stock options granted in fiscal 2020 to the NEOs. These stock options vest over a four-year period in equal annual installments beginning on the first anniversary date of the grant. Please refer to the discussion in the Compensation Discussion and Analysis entitled, “Long-Term Equity Incentives.” Information on the aggregate grant-date fair value of stock option awards is set forth in the Summary Compensation Table.

(4)	This column shows the exercise price for the stock options granted, which was the closing price of the Company’s stock on the grant date indicated.

(5)

This column represents the aggregate grant-date fair value of restricted stock and stock option awards calculated in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures related to service based vesting conditions.  For assumptions used in determining these values, please see Note 2 (listed under Stock-Based Compensation) in the Notes to Consolidated Financial Statements in our fiscal 2020 Form 10-K. These amounts reflect the Company’s accounting expense for these stock option and restricted stock awards to be recognized over the vesting period of the grants, and do not correspond to the actual value that will be recognized by the NEO.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of stock option awards and restricted stock awards for the NEOs at January 30, 2021. This table includes unexercised and unvested stock options and restricted stock awards. The vesting schedule for each grant of stock options and restricted stock awards is shown in the footnotes to this table. The market value of the restricted stock awards is based on the closing market price of our stock on January 30, 2021, which was $43.08.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Options Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested
Name	(#)		(#)	($)	Date	(#)		($)
Thomas D. Campion	—		—	—	—	—		—
Chairman of the Board

Richard M. Brooks	—		—	—	—	—		—
Chief Executive Officer and Director

Christopher C. Work	3,011	(1)	—	38.57	3/16/2025	—		—
Chief Financial Officer	—	(2)	2,973	17.70	3/13/2027	—		—
	—	(3)	5,397	23.40	3/19/2028	—		—
	3,132	(4)	9,399	24.54	3/18/2029	—		—
	—	(5)	18,648	18.60	3/16/2030	—		—
	—		—	—	—	1,781	(6)	76,725
	—		—	—	—	4,075	(7)	175,551
	—		—	—	—	8,602	(8)	370,574

Troy R. Brown	8,915	(1)	—	38.57	3/16/2025	—		—
President North America	20,834	(2)	7,078	17.70	3/13/2027	—		—
	12,953	(3)	12,953	23.40	3/19/2028	—		—
	7,832	(4)	23,496	24.54	3/18/2029	—		—
	—	(5)	46,620	18.60	3/16/2030	—		—
	—		—	—	—	4,274	(6)	184,124
	—		—	—	—	23,255	(9)	1,001,825
	—		—	—	—	10,188	(7)	438,899
	—		—	—	—	21,505	(8)	926,435

Chris K. Visser	3,269	(1)	—	38.57	3/16/2025	—		—
Chief Legal Officer and Secretary	—	(2)	3,072	17.70	3/13/2027	—		—
	—	(3)	5,397	23.40	3/19/2028	—		—
	—	(4)	7,832	24.54	3/18/2029	—		—
	—	(5)	16,317	18.60	3/16/2030	—		—
	—		—	—	—	1,781	(6)	76,725
	—		—	—	—	3,396	(7)	146,300
	—		—	—	—	7,526	(8)	324,220

Adam C. Ellis	3,170	(2)	—	38.57	3/16/2025	—		—
President International	—	(5)	17,482	18.60	3/16/2030	—		—
	—		—	—	—	6,993	(10)	301,258
	—		—	—	—	9,689	(11)	417,402
	—		—	—	—	8,064	(8)	347,397

(1)	Options subject to this grant vest over a four-year period in equal annual installments beginning on the one-year anniversary of the grant date. The grant date was March 16, 2015.
(2)	Options subject to this grant vest over a four-year period in equal annual installments beginning on the one-year anniversary of the grant date. The grant date was March 13, 2017.
(3)	Options subject to this grant vest over a four-year period in equal annual installments beginning on the one-year anniversary of the grant date. The grant date was March 19, 2018.

(4)	Options subject to this grant vest over a four-year period in equal annual installments beginning on the one-year anniversary of the grant date. The grant date was March 18, 2019.
(5)	Options subject to this grant vest over a four-year period in equal annual installments beginning on the one-year anniversary of the grant date. The grant date was March 16, 2020.
(6)	This restricted stock grant vest over a three-year period in equal annual installments beginning on the grant date anniversary. The grant date was March 19, 2018.
(7)	This restricted stock grant vest over a three-year period in equal annual installments beginning on the grant date anniversary. The grant date was March 18, 2019.
(8)	This restricted stock grant vest over a three-year period in equal annual installments beginning on the grant date anniversary. The grant date was March 16, 2020.
(9)	This restricted stock grant vest over a five-year period in varying annual installments beginning on the second grant date anniversary. The grant date was June 15, 2018.
(10)	This restricted stock units grant vest over a six-year period in varying annual installments beginning on the one-year anniversary of the grant date. The grant date was December 27, 2016.
(11)	This restricted stock units grant vest over a five-year period in varying annual installments beginning on the second grant date anniversary. The grant date was June 15, 2018.

Option Exercises and Stock Vested

The following table provides information for the NEOs on stock option exercises and on the vesting of other stock awards during fiscal 2020, including the number of shares acquired upon exercise or vesting and the value released before payment of any applicable withholding taxes and broker commissions.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Valued Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Name	(#)	($)	(#)	($)
Thomas D. Campion	—	—	—	—
Chairman of the Board

Richard M. Brooks	—	—	—	—
Chief Executive Officer and Director

Christopher C. Work	29,497	575,497	5,795	106,866
Chief Financial Officer

Troy R. Brown	60,689	1,128,547	14,075	259,240
President North America

Chris K. Visser	28,309	495,422	5,521	102,347
Chief Legal Officer and Secretary

Adam C. Ellis	2,772	28,552	6,993	251,818
President International

(1)

The dollar amount realized upon exercise was calculated by determining the difference between the market price of the underlying shares of common stock at exercise and the exercise price of the stock options.

(2)	The dollar amount realized upon vesting was calculated by applying the market price of the restricted stock shares on the vesting dates.

Pension Benefits

The Company does not maintain a defined benefit pension plan or supplemental pension plan.

Nonqualified Deferred Compensation

The Company does not maintain a nonqualified deferred compensation plan.

Potential Payments Upon Termination or Change in Control

Certain of the NEOs have unvested stock options and awards of restricted stock under the Company’s 2014 Equity Incentive Plan, the vesting of which may accelerate in the event of a Change in Control (as defined below).  The Company does not maintain a severance or separation plan, or any such individual plans, for its executive officers.  Accordingly, except as described below, there are no agreements, arrangements or plans that entitle the Company’s executive officers to enhanced benefits upon termination of their employment.  The information below is a summary of certain provisions of these agreements and does not attempt to describe all aspects of the agreements. The rights of the parties are governed by the actual agreements and are in no way modified by the abbreviated summaries set forth in this proxy statement.

Double-Trigger Acceleration of Stock Award Vesting

The Company’s 2014 Equity Incentive Plan has a double-trigger acceleration which provides that in the event of a Change in Control we do not accelerate vesting of awards that are assumed or replaced by the resulting entity after a change in control unless an employee employment is also terminated by the Company without cause or by the employee with good reason within one year of the change in control.

For purposes of the 2014 Equity Incentive Plan, “Change in Control” means:

(i)

the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; or

(ii)	the sale, transfer or other disposition of all or substantially all of the Company’s assets.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

The following table shows the potential payments the NEOs could have received under these arrangements in connection with a Change in Control on January 30, 2021:

	Change in Control with Double Trigger Acceleration
Executive Officer	Stock Option Vesting in Connection with a Change in Control (1)	Restricted Stock Vesting in Connection with a Change in Control (2)
Thomas D. Campion Chairman of the Board	$—	$—
Richard M. Brooks, Chief Executive Officer and Director	$—	$—
Christopher C. Work Chief Financial Officer	$812,428	$622,851
Troy R. Brown President North America	$2,011,428	$2,551,284
Chris K. Visser Chief Legal Officer and Secretary	$728,826	$547,245
Adam C. Ellis President International	$427,959	$1,066,058

(1)

Represents the amount calculated by multiplying the number of in-the-money unvested options with respect to which the vesting would accelerate as a result of Change in Control under the circumstances of a double trigger acceleration as defined in the 2014 Equity Incentive Plan noted by the difference between the exercise price and the closing price of a share of common stock on the last trading day of fiscal 2020. The number of shares subject to unvested stock options and exercise prices thereof are shown previously in the Outstanding Equity Awards at Fiscal Year-End table.

(2)

Represents the amount of unvested restricted stocks awarded with respect to which the vesting would accelerate as a result of a Change in Control under the circumstances of a double trigger acceleration as defined in the 2014 Equity Incentive Plan noted by the number of restricted stock shares unvested at the closing price of a share of common stock on the last trading day of fiscal 2020.

Death or Disability

The restricted stock awarded under the Company’s 2014 Equity Incentive Plan provide that if a participant’s employment is terminated by reason of death or disability (as defined in the 2014 Equity Incentive Plan), then unvested restricted stock awards would accelerate and immediately vest. Beginning in March 2020, the stock options awarded under the Company’s 2014 Equity Incentive Plan provide that if a participant’s employment is terminated by reason of death and disability (as defined in the 2014 Equity Incentive Plan), then unvested stock options would accelerate and immediately vest.

The value of the potential payments the NEOs that would have vested assuming a January 30, 2021 termination of employment due to death or disability was:  Christopher C. Work, $1,079,354; Troy R. Brown, $3,692,541; Chris K. Visser, $946,685; and Adam C. Ellis, $1,494,017.

Equity Compensation Plan Information

The following table sets forth information concerning the Company’s equity compensation plans at January 30, 2021:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	306,573	$22.08	1,790,347
Equity compensation plans not approved by security holders (2)	—	—	—
Employee stock purchase plans approved by security holders (3)	—	—	112,274

(1)	Equity compensation plans approved by shareholders includes the 2014 Equity Incentive Plan.
(2)	The Company does not have any equity compensation plans that were not approved by the Company’s shareholders.
(3)	Employee stock purchase plans approved by shareholders include the 2014 Employee Stock Purchase Plan.

Report Of The Audit Committee Of The Board Of Directors

The audit committee operates under a written charter adopted by the Company’s board of directors. The charter of the audit committee is available at http://ir.zumiez.com.

We have reviewed and discussed with management our consolidated financial statements as of and for the fiscal year ended January 30, 2021.

We have reviewed and discussed with management and the independent auditor management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s opinion about the effectiveness of the Company’s internal control over financial reporting.

We have discussed with the independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16 (Communication with Audit Committees).

We have received and reviewed the written disclosures and the letter from our independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence, and have discussed with the independent auditor their independence.

Based on the reviews and discussions referred to previously, we recommended to our board of directors that the financial statements referred to previously be included in our Annual Report on Form 10-K.

THE AUDIT COMMITTEE

Ernest R. Johnson, Chairman

Travis D. Smith

Matthew L. Hyde

Steve P. Louden

James P. Murphy

The audit committee report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the audit committee report by reference therein.

Fees Paid to Independent Registered Public Accounting Firm for Fiscal 2020 and 2019

The aggregate fees billed by Moss Adams LLP for professional services rendered for fiscal 2020 and fiscal 2019, are as follows:

	Fiscal 2020	Fiscal 2019
Audit fees (1)	$514,200	$503,100
Audit-related fees (2)	16,500	31,000
Total fees	$530,700	$534,100

(1)

Audit fees include services and costs in connection with the audit of the consolidated annual financial statements of the Company and reviews of the interim condensed consolidated financial statements included in the Company’s quarterly reports.

(2)	Audit-related fees include services and costs in connection with the audit of the Company’s 401K plan and the implementation of the new leasing standard, Topic ASC 842.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee pre-approves all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the “de minimis exception” (discussed below) for non-audit services that are approved by the audit committee prior to the completion of the audit. The audit committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full audit committee at its next scheduled meeting. The audit committee will evaluate whether any permitted non-audit services are compatible with maintaining the auditor’s independence.

As discussed previously, all services of the auditor must be pre-approved by the audit committee except for certain services other than audit, review or attest services that meet the “de minimis exception” under 17 CFR Section 210.2-01, namely:

•	the aggregate amount of fees paid for all such services is not more than 5% of the total fees paid by the Company to its auditor during the fiscal year in which the services are provided;
•	such services were not recognized by the Company at the time of the engagement to be non-audit services; and
•	such services are promptly brought to the attention of the audit committee and approved prior to the completion of the audit.

During fiscal 2020 and 2019, there were no services that were performed pursuant to the “de minimis exception.”

PROPOSAL 2

Ratification Of Selection Of Independent Registered Public Accounting Firm

Upon the recommendation of the audit committee, the board of directors has reappointed Moss Adams LLP to audit our consolidated financial statements for the fiscal year ending January 29, 2022 (“fiscal 2021”).  Moss Adams LLP has served as our independent registered public accounting firm since 2006.  A representative from Moss Adams LLP will be at the meeting to answer any questions that may arise.

If the shareholders do not ratify the selection of Moss Adams LLP as our independent registered public accounting firm for fiscal 2021, our board of directors will evaluate what would be in the best interests of our Company and our shareholders and consider whether to select a new independent registered public accounting firm for the current fiscal year or whether to wait until the completion of the audit for the current fiscal year before changing our independent registered public accounting firm.

The Board Of Directors Recommends A Vote For Ratification Of Its Selection Of Moss Adams LLP As The Company’s Independent Registered Public Accounting Firm For Fiscal 2021

Householding Of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks and other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A number of brokers, banks or other agents with account holders who are shareholders of Zumiez will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker, bank or other agent that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent, and direct a written request for the separate proxy statement and annual report to Secretary, Zumiez Inc., 4001 204th Street SW, Lynnwood, Washington 98036.  Shareholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the proxy statement at their address that would like to request “householding” of their communications should contact their broker, bank or other agent.

Proposals Of Shareholders

We expect to hold our next annual meeting on or about June 1, 2022. If you wish to submit a proposal for inclusion in the proxy materials for that meeting, a must send the proposal to our Secretary at the address below. A shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received at our executive offices no later than December 23, 2021, to be considered for inclusion. Shareholder proposal must comply with all applicable legal requirements. Timely submission of a proposal does not guarantee that such proposal will be included in the proxy statement.

If you intend to nominate candidates for election as directors or present a proposal at the meeting without including it in our proxy materials, you must provide notice of such proposal to us no later than February 1, 2022, and not before January 2, 2022. Our bylaws outline procedures for giving the required notice. If you would like a copy of the procedures contained in our bylaws, please contact:

Secretary

Zumiez Inc.

4001 204th Street SW

Lynnwood, Washington 98036

Other Matters

Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
Chris K. Visser
Chief Legal Officer and Secretary

Lynnwood, Washington

April 23, 2021

A copy of our Annual Report on Form 10-K for the fiscal year ended January 30, 2021 filed with the SEC is available without charge upon written request to: Secretary, Zumiez Inc., 4001 204th Street SW, Lynnwood, Washington 98036.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/01/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/01/2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1a. Richard M. Brooks 1b. Steve P. Louden 1c. James P. Murphy The Board of Directors recommends you vote FOR proposal 2: For Against Abstain 2. Ratification of the selection of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending January 29, 2022 (fiscal 2021). NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Yes No Please indicate if you plan to attend this meeting Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000505391_1 R1.0.0.177 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ZUMIEZ INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is available at www.proxyvote.com . ZUMIEZ INC. Annual Meeting of Shareholders June 2, 2021 8:00 AM PDT This proxy is solicited by the Board of Directors By signing the proxy, you revoke all prior proxies and appoint Chris K. Visser and Richard M. Brooks, or either of them, as attorneys and proxies of the undersigned with full power of substitution to vote the undersigned's shares on the matters shown on the reverse side, and at any and all continuations, adjournments and postponements thereof with all powers that the undersigned would possess if personally present, upon and in respect of the matters on the reverse side in accordance with the instructions, and with discretionary authority as to any and all other matters that may properly come before the Annual Meeting of Shareholders of Zumiez Inc. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000505391_2 R1.0.0.177